Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

27 JANUARY 2021

RECOMMENDED CASH OFFER

for

SCAPA GROUP PLC

by

AMS HOLDCO 2 LIMITED

an indirectly wholly-owned subsidiary of Schweitzer-Mauduit International, Inc.

to be effected by means of a scheme of arrangement under Part 26 of the Companies Act 2006

Summary

•	The board of directors of AMS Holdco 2 Limited (“SWM Bidco”), an indirectly wholly-owned subsidiary of Schweitzer-Mauduit International, Inc. (“SWM”), and the Directors of Scapa Group plc (“Scapa”) are pleased to announce that they have reached agreement on the terms of a recommended cash offer by SWM Bidco for the acquisition of the entire issued and to be issued ordinary share capital of Scapa (the “Offer”). The Offer is intended to be effected by means of a scheme of arrangement under Part 26 of the Companies Act (the “Scheme”).

•	Under the terms of the Offer, each Scheme Shareholder will be entitled to receive:

for each Scheme Share                210 pence in cash

•	The terms of the Offer value the entire issued and to be issued ordinary share capital of Scapa at approximately £402.9 million on a fully-diluted basis and represent premia of approximately:

-	58.5 per cent. to the six-month volume weighted average price of 132.5 pence as at 26 January 2021 (being the last Business Day before the date of this Announcement); and

-	18.6 per cent. to the Closing Price of 177 pence for each Scapa Share on 26 January 2021 (being the last Business Day before the date of this Announcement).

•	The Offer also represents an Enterprise Value to EBITDA multiple of 11.3x on a reported basis, and 13.8x on a continuing basis for the financial year ended 31 March 2020.

Information on SWM and SWM Bidco

•	SWM is a leading global performance materials company. SWM’s highly engineered films, nets, nonwovens and papers are designed and manufactured using resins, polymers, and natural fibres for a variety of industries and applications. SWM provides its customers with essential components that enhance the performance of their products. End markets served include filtration, transportation, infrastructure and construction, medical, industrial, tobacco, energy, food services and home décor. SWM and its subsidiaries manufacture on four continents, conduct business in over 80 countries and employ approximately 3,700 people worldwide.

•	SWM Bidco is a company incorporated in England and Wales, and is indirectly wholly owned and controlled by SWM.

Information on Scapa

•	Scapa is listed on AIM and is the parent company of a diversified Healthcare and Industrial group focused on bringing best-in-class innovation, design and manufacturing solutions to its customers, with manufacturing and sales operations across North America, Europe and Asia.

•	For the financial year ended 31 March 2020, Scapa reported revenue of £320.6 million on a statutory basis and £313.3 million on a continuing basis, and a trading profit of £27.8 million on a statutory basis and £20.5 million on a continuing basis.

•	Scapa Industrial adhesive based innovative bonding solutions are designed with specific technical requirements to differentiate technologies and positions in core markets, primarily: Construction, Consumer, Cable, Automotive and Specialty. In Construction and Consumer, which are primarily business to consumer, the business leverages its strong brand recognition as well as a broad product portfolio to meet the evolving need of the markets. Cable, Automotive and Specialty are primarily business to business, dealing with major global original equipment manufacturers. Customers receive significant technical and global support.

•	Scapa Healthcare is a trusted strategic partner to many of the world’s leading companies in Advanced Wound Care, Consumer Wellness and Medical Device Fixation. Scapa Healthcare has significant capabilities and scale in skin technology for healthcare companies. Its products are typically disposables and consumables which are stand-alone products or components of a medical device system. The demand for Scapa Healthcare’s products is driven by trends in demographics such as ageing populations and the increase in obesity-related illnesses. Growth opportunities are further enhanced by the trends that the medical device companies have been undergoing. Similar to other segments of healthcare, such as pharmaceuticals, there are increasing trends towards outsourcing by medical device companies. Outsourcing includes not only manufacturing but also development of the products.

•	Scapa was incorporated in England and Wales on 5 November 1964 with registration number 00826179 and the Scapa Shares were admitted to trading on AIM on 23 August 2006.

Background to and reasons for the Offer

•	The SWM Board believes that Scapa presents an attractive opportunity to acquire a highly regarded, vertically integrated healthcare and industrial solutions provider with global presence and a blue-chip client base. SWM expects the combination to deliver a number of benefits to its shareholders given the compelling strategic and financial rationale for transaction. The combination of SWM and Scapa:

-	creates an entity with significant capabilities and scale in the advanced materials segment (“AMS”) with differentiated capabilities and scale, allowing SWM to leverage its expertise in performance materials and established medical business within Scapa’s integrated ecosystem to better serve customers’ evolving needs and cross-sell products. The combined company is expected to generate approximately $1.5 billion in annualised revenues conducting business in over 80 countries, with expanding markets in AMS, accounting for approximately 65 per cent. (approaching $1 billion) of annualised group revenues;

-	creates a ~$250 million healthcare portfolio (as measured by annualised revenues) with scale, global capabilities, and material development and integration skills required by an increasingly demanding and rapidly growing customer base;

-	provides an immediate boost to SWM’s industrial market specialisation and grows SWM’s manufacturing capabilities;

-	Continues SWM’s value creating strategy of organic growth supplemented by strategic acquisition; and

-	delivers compelling financial benefits for the combined company – growth, earnings diversification and meaningful potential synergies.

SWM believes that the combination of SWM and Scapa – two premier businesses within the broader AMS landscape – creates a well-positioned global business with the scale required to achieve and sustain sector leadership. The combination also better positions the combined company in the public market given the combination’s enhanced scale, capabilities and financial profile.

Background to and reasons for the Scapa Directors' recommendation

•	The Scapa Directors believe that Scapa has demonstrated significant resilience in the face of the ongoing COVID-19 pandemic. In addition to the rapid action taken by management to remove costs in the face of continued uncertainty, in May 2020 Scapa completed an equity raise of £32.6 million, at 105 pence per Scapa Share, to further strengthen the balance sheet and improve covenant headroom. The Scapa Directors remain confident in the medium and long-term standalone prospects for Scapa as it continues its strategy of bringing best-in-class innovation, design and manufacturing solutions to a diverse customer base in the healthcare and industrials sectors.

•	In healthcare, Scapa Healthcare is a trusted strategic partner to many of the world’s leading companies in Advanced Wound Care, Consumer Wellness and Medical Device Fixation with ‘state-of-the-art’ facilities including in Knoxville, U.S. and, through the Systagenix Acquisition, in Gargrave, UK. Scapa Healthcare has made progress against its strategic objective of transitioning to be a Global Contract Development and Manufacturing Organisation. However, the current scale and levels of capacity utilisation have impacted growth and the ability to fully compete in a global market. The Scapa Directors continue to assess opportunities to further scale the Scapa Healthcare business through M&A and technical transfers of differing size and scale, commensurate with its current financial resources, but there can be no certainty that either a transaction of significant size, or series of smaller transactions can be concluded in the short term, and on acceptable financial terms.

•	Scapa Industrial is a global supplier of bonding solutions and manufacturer of adhesive-based products which offer meaningful value in industrial applications due to their lightweight, easy-to-apply properties. Scapa Industrial is recognised for its broad range of products, including adhesive tapes, films and foams, as well as its ability to engineer custom designs for even the most unique applications. Although a successful niche player in specific geographies and markets, globally the Industrial business unit lacks the scale currently to compete in higher volume markets without significant investment, where larger companies are able to better maintain a competitive advantage.

•	The Scapa Directors have considered the current progress of the business and the medium-term value creation potential against the near-term risks specific to the business. These risks include the impact of the ongoing COVID-19 pandemic on the markets served, and, whilst these risks are expected to be temporary, they include, but are not limited to, a continued reduction in the number of elective surgeries performed that utilise Scapa Healthcare products which is an important end-market for the business; a delayed ability to improve plant utilisation following the loss of the ConvaTec contract in 2019 and a continuing uncertainty in the shape and longevity of the recovery in key industrial end markets that Scapa Industrial products address, including automotive and construction.

•	The Scapa Directors note that SWM does not expect the Offer to result in material headcount reductions in the Scapa business overall or in any material changes to the balance of skills and functions of employees and management of the Scapa Group.

•	The Scapa Directors also believe that for Scapa and its employees, there will be significant potential business benefits in the proposed combination with SWM. The Board recognises that the combination allows both companies to service markets not previously available on a standalone basis. These include, but are not limited to, benefits of scale, which may better insulate against the expected continuing end market volatility in product demand related to the impact of the pandemic; opportunities to cross-sell products across their respective client bases as well as significant other opportunities to enhance inorganic growth from within a larger group, versus the Board’s assessment of Scapa’s growth trajectory on a standalone basis.

•	Set against this context the Offer represents an Enterprise Value to EBITDA multiple of 11.3x on a reported basis and 13.8x on a continuing basis for the financial year ended 31 March 2020 and a premium of 58.5 per cent. to the six-month volume weighted average price of 132.5 pence as at 26 January 2021 (being the last Business Day before the date of this Announcement).

•	After careful consideration of the cash consideration and the deliverability of the Offer, the Scapa Directors believe that SWM's offer represents compelling value given the balance of future opportunities and risks facing the business, limited capital market liquidity resulting in share price volatility and provides an opportunity for Scapa Shareholders to crystallise, in cash, the value of their holdings.

•	In considering the recommendation of the Offer, the Scapa Directors have given careful consideration to SWM’s statements for the management, employees and locations of the Scapa Group if the Offer becomes wholly unconditional. The Scapa Directors also note that SWM does not expect the Offer to result in material headcount reductions in the Scapa Group, other than in respect of certain corporate and support functions. The Scapa Directors also welcome SWM’s statement that any affected employees will be treated in a manner consistent with the high standards, culture and practices of both Scapa and SWM.

Irrevocable undertakings and letters of intent

•	SWM Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept or procure acceptance of the Offer) from each of the Scapa Directors who holds Scapa Shares in respect of 1,245,656 Scapa Shares, representing, in aggregate, approximately 0.66 per cent. of the issued ordinary share capital of Scapa as at the Latest Practicable Date.

•	SWM Bidco has also received non-binding letters of intent from each of Paradice Investment Management, Sanford DeLand Asset Management Ltd., and Tellworth Investments LLP, to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept or procure acceptance of the Offer) in respect of, in aggregate, 30,028,925 Scapa Shares, representing approximately 15.99 per cent. of the issued ordinary share capital of Scapa as at the Latest Practicable Date.

•	SWM Bidco has therefore received irrevocable undertakings or letters of intent in respect of, in aggregate, 31,274,581 Scapa Shares, representing approximately 16.65 per cent. of the issued ordinary share capital of Scapa as at the Latest Practicable Date.

•	Further details of these irrevocable undertakings and letters of intent are set out in Appendix 3 to this Announcement.

Recommendation

•	The Scapa Directors, who have been so advised by Jefferies as to the financial terms of the Offer, consider the terms of the Offer to be fair and reasonable. In providing its financial advice, Jefferies has taken into account the commercial assessments of the Scapa Directors. Jefferies is providing independent financial advice to the Scapa Directors for the purposes of Rule 3 of the Code.

•	Numis is acting as corporate broker and Nominated Adviser to Scapa in relation to the Offer. Berenberg is acting as Corporate Broker to Scapa in relation to the Offer.

•      Accordingly, the Scapa Directors intend to recommend unanimously that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and that Scapa Shareholders vote in favour of the Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, that Scapa Shareholders accept such Offer) as the Scapa Directors who hold Scapa Shares have irrevocably undertaken to do in respect of their own entire beneficial holdings, amounting to 1,245,656 Scapa Shares, in aggregate, representing approximately 0.66 per cent of the issued share capital of Scapa as at the Latest Practicable Date.

General

•	If any dividend, other distribution or return of capital is declared, made or paid in respect of the Scapa Shares on or after the date of this Announcement and with a record date prior to the Effective Date, SWM Bidco reserves the right to reduce the consideration payable in respect of each Scapa Share by the amount of all or part of any such dividend, other distribution or return of capital, except where Scapa Shares are or will be acquired pursuant to the Scheme on a basis which entitles SWM Bidco to receive any such dividend, other distribution or return of capital and retain it. If SWM Bidco exercises this right or makes such a reduction in respect of a dividend or other distribution, Scapa Shareholders will be entitled to receive and retain that dividend, other distribution or return of capital.

•	It is intended that the Offer will be effected by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act, further details of which are contained in the full text of this Announcement (and will be included in the Scheme Document). However, SWM Bidco reserves the right, with the consent of the Panel and subject to the terms of the Co-operation Agreement, to implement the Offer by way of a Takeover Offer.

•	The Offer will be subject to the Conditions and certain further terms set out in Appendix 1 to this Announcement including, among other things: (a) the approval of Scheme Shareholders at the Court Meeting and the passing of the Resolutions to be proposed at the General Meeting; (b) the sanction of the Scheme by the Court; (c) the Scheme becoming Effective no later than the Long Stop Date; and (d) SWM Bidco obtaining certain merger control and regulatory approvals. In order to become Effective, the Scheme must be approved by a majority in number of Scheme Shareholders present and voting (and entitled to vote), either in person or by proxy, at the Court Meeting representing at least 75 per cent. in value of the Scheme Shares voted by such holders.

•	The Scheme Document will include full details of the Scheme, together with an explanatory statement providing details of the Offer, and the notices convening the Court Meeting and the General Meeting. The Scheme Document will also contain the expected timetable for the Offer and will specify the necessary actions to be taken by Scapa Shareholders. The Scheme Document will be sent to Scapa Shareholders as soon as reasonably practicable (subject to the availability of the Court to approve the posting of the Scheme Document).

•	The Scheme is expected to become Effective during the second quarter of 2021, subject to satisfaction or (where applicable) waiver of the Conditions set out in Appendix 1 to this Announcement.

•	Commenting on the Offer, Jeffrey Kramer, Chief Executive Officer of SWM, said:

“We are very excited to announce our proposed acquisition of Scapa, which significantly enhances our position as a leading provider of performance materials for attractive specialty applications. Scapa advances our successful valued-added solutions strategy and enhances our ability to solve our customers’ toughest innovation challenges by adding a fully integrated model with complementary capabilities. These offerings range from adhesive formulations and product design through converting finished products. This transaction also enhances our growth profile, with nearly 65% of our combined revenues generated from growing end-markets.

We are enthusiastic about adding Scapa’s best-in-class global healthcare solutions platform to our already substantial presence, giving SWM immediate critical mass in the growing medical materials space. Together with Scapa, we will offer a comprehensive suite of products focused on skin-friendly specialty applications like advanced woundcare, wellness, and medical device fixation, in addition to our existing portfolio of medical products. Scapa also brings a robust and profitable set of industrial tapes used in construction, transportation, consumer, and industrial end-markets, complementing our existing business. Like SWM, Scapa has significant capabilities and scale in key specialty applications and a well-recognised brand portfolio. With Scapa’s industrial business as part of SWM’s diversified AMS segment, we see potential to leverage our combined sales and distribution reach.

We are further enthusiastic about welcoming the Scapa people into SWM and are excited to add their deep industry, materials, and manufacturing experience to our organization. We will learn from each other and work together to support our expanded customer base through a deep commitment to our shared values of innovation, customer focus, and operational excellence.

We look forward to closing the transaction, capitalising on the growth opportunities ahead, and creating value for our customers, employees, and shareholders.”

•	Commenting on the Offer, Heejae Chae, Chief Executive Officer of Scapa, said:

“The Scapa team has worked tirelessly to build our brand to be globally recognised as an innovative, solutions-driven partner for outsourced product development and manufacture. The expansion into healthcare markets, from our initial focus on the industrials space, has significantly broadened our reach and has brought new strategic partnerships, many of which are with blue-chip companies. As another multinational producer for outsourced performance materials, SWM has been on a similar journey to us, also extending into healthcare markets having initially been focused on customers in the industrials sector. We believe the combination of our complementary businesses will bring benefits to all stakeholders. We see these not only resulting from increased scale, but also from an increased ability to cross-sell products across our respective client bases, as well as an increased potential to enhance inorganic growth from within a larger group. We believe the enlarged business will also provide greater career development opportunities for employees”

•	Commenting on the Offer, Chris Brinsmead, Chairman of Scapa, said:

“Scapa has successfully executed a strategy of bringing best-in-class innovation, design and manufacturing solutions to a diverse customer base in the healthcare and industrials sectors. We therefore believe there will be significant potential business benefits in the proposed combination with SWM that will enhance both the further execution of this strategy and the growth trajectory of Scapa’s business, versus that on a standalone basis. Additionally, while Scapa has demonstrated considerable resilience, significant business uncertainties continue to persist in the near and medium term for a company of our relative size. Therefore, the Scapa Directors intend to unanimously recommend the Offer from SWM, which represents an Enterprise Value to EBITDA multiple of 11.3x on a reported basis and 13.8x on a continuing basis for the financial year ended 31 March 2020, or a premium of 58.5 per cent. to the six-month volume weighted average price of 132.5 pence as at 26 January 2021 (being the last Business Day before the date of this Announcement).”

This summary should be read in conjunction with, and is subject to, the full text of this Announcement (including its Appendices).

The Offer will be subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to the full terms and conditions which will be set out in the Scheme Document. Appendix 2 to this Announcement contains the bases of calculations and sources of certain information contained in this Announcement. Appendix 3 to this Announcement contains a summary of the irrevocable undertakings received by SWM Bidco in relation to the Offer. Appendix 4 to this Announcement contains definitions of certain expressions used in this summary and in this Announcement.

Enquiries:

SWM

Schweitzer-Mauduit International, Inc.
Mark Chekanow – Investor Relations Director	Tel: +1 770 569 4229

J.P. Morgan (Financial adviser to SWM and SWM Bidco)

John Richert Justin Aylward	Tel: +1 212 270 6000
Celia Murray David Connern	Tel: +44 207 742 4000

Scapa

Scapa Group plc Heejae Chae – Group Chief Executive Oskar Zahn – Chief Financial Officer Brett Pollard – MD of Corporate Development	Tel: +44 161 301 7400

Jefferies International Limited (Sole Financial Adviser) Philip Noblet James Thomlinson Harry Le May	Tel: +44 20 7029 8000

Numis Securities Limited (Nominated Adviser and Joint Broker) Mark Lander Freddie Barnfield Duncan Monteith	Tel: +44 20 7260 1000

Berenberg (Joint Broker) Chris Bowman Toby Flaux	Tel: +44 20 3207 7800

FTI Consulting (Media Relations) Simon Conway Victoria Foster Mitchell	Tel: +44 20 3727 1000

King & Spalding International LLP are retained as legal advisers to SWM and SWM Bidco.

DLA Piper UK LLP are retained as legal adviser to Scapa.

Important notices relating to financial advisers

J.P. Morgan Securities LLC and its affiliate J.P. Morgan Securities plc, which conducts its UK investment banking business as J.P. Morgan Cazenove, which is authorised by the Prudential Regulation Authority (the “PRA”) and regulated in the UK by the Financial Conduct Authority (the “FCA”) and the PRA (together, “J.P. Morgan”), are acting exclusively for SWM and SWM Bidco and no one else in connection with the Offer and shall not be responsible to anyone other than SWM and SWM Bidco for providing the protections afforded to clients of J.P. Morgan or its affiliates nor for providing advice in connection with the Offer or any other matter or arrangement referred to herein.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the U.S. Exchange Act, J.P. Morgan Securities plc and its affiliates will continue to act as exempt principal trader in Scapa securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Jefferies International Limited (“Jefferies”), which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Scapa and no one else in connection with the Offer and will not be responsible to anyone other than Scapa for providing the protections afforded to clients of Jefferies nor for providing advice in relation to the Offer or any other matters referred to in this announcement. Neither Jefferies nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this announcement, any statement contained herein or otherwise.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the U.S. Exchange Act, Jefferies and its affiliates will continue to act as exempt principal trader in Scapa securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Numis Securities Limited ("Numis"), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for Scapa and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters in this Announcement and will not be responsible to anyone other than Scapa for providing the protections afforded to clients of Numis, nor for providing advice in relation to any matter referred to herein.

Joh. Berenberg, Gossler & Co. KG, London Branch (“Berenberg”), which is authorised by the German Federal Financial Supervisory Authority (“BaFin”) and subject to limited regulation by the FCA in the United Kingdom, is acting exclusively for Scapa and no one else in connection with the Offer and will not be responsible to anyone other than Scapa for providing the protections afforded to clients of Berenberg nor for providing advice in relation to the Offer or any other matters referred to in this announcement. Neither Berenberg nor any of its affiliates owes or accepts any duty, liability or responsibility to any person who is not a client of Berenberg in connection with this announcement, any statement contained herein or otherwise.

Further information

This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer or invitation to purchase, otherwise acquire or subscribe for or dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise. The Offer will be made solely through the Scheme Document (or, in the event that the Offer is to be implemented by means of a Takeover Offer, the Offer Document), which, together with the Forms of Proxy, will contain the full terms and conditions of the Offer, including details of how to vote in respect of the Scheme. Scapa Shareholders are advised to read the Scheme Document (including the related Forms of Proxy) (and/or, in the event that the Offer is to be implemented by way of a Takeover Offer, the Offer Document) once this becomes available because it will contain important information in relation to the Offer. Any vote in respect of resolutions to be proposed at the Court Meeting and/or the General Meeting, and any decision in respect of the Scheme or other response in relation to the Offer, by Scapa Shareholders should be made only on the basis of the information contained in the Scheme Document (and/or, in the event that the Offer is to be implemented by way of a Takeover Offer, the Offer Document).

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales.

This Announcement does not constitute a prospectus or prospectus exempted document.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are not resident in the United Kingdom or who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to participate in the Offer or to vote their Scheme Shares in respect of the Scheme at the Court Meeting or in respect of the Resolutions to be proposed at the General Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting and/or the General Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Offer disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by SWM Bidco or required by the Code, and permitted by applicable law and regulation, the Offer shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Offer by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction.

Copies of this Announcement and any formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Offer.

If the Offer is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction, and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

The availability of the Offer to Scapa Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements. Further details in relation to Scapa Shareholders in overseas jurisdictions will be contained in the Scheme Document.

The Offer will be subject to English law and the applicable requirements of the Court, the Code, the Panel, the London Stock Exchange, the AIM Rules and the FCA.

Notice to U.S. investors

The Offer relates to shares of a UK company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act.

Accordingly, the Offer is subject to the disclosure and procedural requirements applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. Furthermore, the payment and settlement procedure with respect to the Offer will comply with the relevant rules under the Code, which differ from U.S. payment and settlement procedures, particularly with regard to the date of payment of consideration.

However, if SWM Bidco were to elect to implement the Offer by means of a Takeover Offer, such Takeover Offer would be made in compliance with all applicable United States laws and regulations, including any applicable exemptions under the U.S. Exchange Act. Such a Takeover Offer would be made in the United States by SWM Bidco and no one else, in compliance with U.S. law and regulations, including Section 14(e) of the U.S. Exchange Act and Regulation 14E thereunder.

In accordance with normal United Kingdom practice, SWM, SWM Bidco or their nominees or their brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Scapa outside of the U.S., other than pursuant to the Offer, until the date on which the Offer and/or Scheme becomes Effective, lapses or is otherwise withdrawn, in compliance with applicable law, including the U.S. Exchange Act. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the United Kingdom, shall be reported to the Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com.

The receipt of consideration by a U.S. holder for the transfer of its Scapa Shares pursuant to the Offer will likely be a taxable transaction for United States federal income tax purposes. Each U.S. holder of Scapa Shares is urged to consult their independent professional adviser immediately regarding the tax consequences of the Offer applicable to such holder, including under applicable United States state and local tax laws, as well as overseas and other tax laws that may be applicable.

Some or all of Scapa’s officers and directors reside outside the U.S., and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the U.S. upon those persons or recovering against Scapa or its officers or directors on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment. It may not be possible to sue Scapa or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Neither the SEC nor any U.S. state securities commission has approved or disproved or passed judgment upon the fairness or the merits of the Offer or determined if this Announcement is adequate, accurate or complete.

Financial information relating to Scapa included in this Announcement and the Scheme Document has been or will have been prepared in accordance with IFRS and may not therefore be comparable to the financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

Forward-looking statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Offer, and other information published by Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group contain statements which are, or may be deemed to be, "forward looking statements". These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as, without limitation, "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "aim", "will", "may", "hope", "continue", "would", "could" or "should" or other words of similar meaning or the negative thereof. Forward-looking statements include, but are not limited to, statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects, (ii) business and management strategies and the expansion and growth of the operations of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, (iii) the effects of government regulation on the business of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, (iv) negative effects relating to this Announcement and/or status of the Offer, (v) the possibility that any of the conditions to the Offer will not be satisfied, and (vi) significant transaction costs (including litigation) or unknown liabilities. There are many factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations.

These forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which Scapa, any member of the Scapa Group, SWM, SWM Bidco or any member of the SWM Group shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. By their nature, these forward-looking statements involve known and unknown risks, and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. None of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, or their respective members, directors, officers, employees, advisers or any person acting on behalf of one or more of them, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Announcement will actually occur.

None of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, or their respective members, directors, officers, employees, advisers or any person acting on behalf of one or more of them, has any intention or accepts any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent legally required. All subsequent oral or written forward-looking statements attributable to Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for SWM, SWM Bidco or Scapa for any period and no statement in this Announcement should be interpreted to mean that cash flow from operations, earnings, or earnings per share or income of those persons (where relevant) for the current or future financial years would necessarily match or exceed the historical published cash flow from operations, earnings, earnings per share or income of those persons (as appropriate).

Publication on a website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, on SWM’s website at https://ir.swmintl.com/update-disclaimer and Scapa’s website at https://www.scapa.com/News/CashOfferForScapaGroupplc by no later than 12:00 noon on the Business Day following the date of this Announcement.

Neither the content of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting hard copy documents

In accordance with Rule 30.3 of the Code, a person so entitled may request a copy of this Announcement (and any information incorporated into it by reference to another source) in hard copy form free of charge. A person may also request that all future documents, announcements and information sent to that person in relation to the Offer should be in hard copy form. For persons who have received a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent to you unless you have previously notified Scapa's registrar, Link Asset Services that you wished to receive all documents in hard copy form or unless requested in accordance with the procedure set out below.

If you would like to request a hard copy of this Announcement from Scapa please contact Scapa's registrar, Link Market Services Limited, on 0371 664 0321 (from within the UK) or on +44 371 664 0321 (from outside the UK), or by writing to Link Market Services Limited, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. Calls are charged at 12 pence per minute and will vary by provider. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Link Market Services Limited is open between 9:00 a.m. and 5:30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Market Services Limited cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

Information relating to Scapa Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Scapa Shareholders, persons with information rights and other relevant persons for the receipt of communications from Scapa may be provided to SWM Bidco during the Offer Period as required under section 4 of Appendix 4 to the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rule 2.9 of the Code

For the purposes of Rule 2.9 of the Code, Scapa confirms that, as at the Latest Practicable Date, it had 187,811,037 ordinary shares of 5 pence each in issue and admitted to trading on AIM. The International Securities Identification Number for Scapa Shares is GB0007281198.

General

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under FSMA if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

Time

All references to time in this Announcement are to the time in London, unless otherwise stated.

EBITDA and financial results

References to Scapa’s EBITDA and related financial results on a “continuing basis” indicate results before the impact of IFRS 15 provision release for the Systagenix Acquisition. For further explanation, see paragraph 5 of Appendix 2.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

27 JANUARY 2021

RECOMMENDED CASH OFFER

for

SCAPA GROUP PLC

by

AMS HOLDCO 2 LIMITED

an indirectly wholly-owned subsidiary of Schweitzer-Mauduit International, Inc.

to be effected by means of a scheme of arrangement under Part 26 of the Companies Act 2006

1.	Introduction

The board of directors of AMS Holdco 2 Limited (“SWM Bidco”), an indirectly wholly-owned subsidiary of Schweitzer-Mauduit International, Inc. (“SWM”), and the Scapa Directors are pleased to announce that they have reached agreement on the terms of a recommended cash offer by SWM Bidco for the acquisition of the entire issued and to be issued ordinary share capital of Scapa.

The Offer is intended to be effected by means of a scheme of arrangement under Part 26 of the Companies Act.

2.	The Offer

Under the terms of the Offer, which shall be subject to the Conditions and further terms set out in Appendix 1 and to the full terms and conditions of the Offer which will be set out in the Scheme Document, each Scheme Shareholder will be entitled to receive:

for each Scheme Share 210              pence in cash

The terms of the Offer value the entire issued and to be issued ordinary share capital of Scapa at approximately £402.9 million on a fully-diluted basis and represent premia of approximately:

•	58.5 per cent. to the six-month volume weighted average price of 132.5 pence as at 26 January 2021 (being the last Business Day before the date of this Announcement); and

•	18.6 per cent. to the Closing Price of 177 pence for each Scapa Share on 26 January 2021 (being the last Business Day before the date of this Announcement).

The Offer also represents an Enterprise Value to EBITDA multiple of 11.3x on a reported basis and 13.8x on a continuing basis for the financial year ended 31 March 2020.

If any dividend, other distribution or return of capital is declared, made or paid in respect of the Scapa Shares on or after the date of this Announcement and prior to the Effective Date, SWM Bidco reserves the right to reduce the consideration payable in respect of each Scapa Share by the amount of all or part of any such dividend, other distribution or return of capital, except where Scapa Shares are or will be acquired pursuant to the Scheme on a basis which entitles SWM Bidco to receive such dividend, other distribution or return of capital and retain it. If SWM Bidco exercises this right or makes such a reduction in respect of a dividend or other distribution, Scapa Shareholders will be entitled to receive and retain that dividend, other distribution or return of capital. Any exercise by SWM Bidco of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Scheme.

The Scheme Shares will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, options, rights of pre-emption and any other third party rights or interests of any nature whatsoever and together with all rights now or hereafter attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) announced, declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, in each case, by reference to a record date falling on or after the Effective Date.

Full details of the Scheme will be included in the Scheme Document, together with notices of the Court Meeting and the General Meeting. The Scheme Document will be published as soon as reasonably practicable (subject to the availability of the Court to approve the posting of the Scheme Document and by no later than 28 days following the date of this Announcement (unless otherwise consented to by the Panel).

Subject to the satisfaction or waiver of the Conditions, it is expected that the Scheme will become Effective in the second quarter of 2021.

3.	Background to and reasons for the Offer

The SWM Board believes that Scapa presents an attractive opportunity to acquire a highly regarded, vertically integrated healthcare and industrial solutions provider with global presence and a blue-chip client base. SWM expects the combination to deliver a number of benefits to its shareholders given the compelling strategic and financial rationale for transaction.

The combination of SWM and Scapa creates an entity with significant capabilities and scale in AMS with differentiated capabilities and scale to better serve customers’ evolving needs

•	The combined company is expected to generate annual revenues of approximately $1.5 billion with operations in over 80 countries, with expanding markets in AMS accounting for approximately 65 per cent. (approaching $1 billion) of annualised group revenues. The integration of in-house substrate production, adhesive formulation and application expertise and global converting capabilities position the combined company to capitalise on attractive growth opportunities, allowing SWM to leverage its expertise in performance materials and established medical business within Scapa’s integrated ecosystem to better serve our customers’ evolving needs and cross-sell products across healthcare and industrial end-markets.

•	SWM believes the combination should deepen customer intimacy and enhance customer stickiness with higher barriers to entry. As a vertically integrated platform, SWM and Scapa could offer bespoke and comprehensive, designed-in solutions that are hard to replace and offer a path to improved margins over time through cost discipline and increased scale.

Creates a ~$250 million healthcare portfolio (as measured by annualised revenues) with scale, global capabilities and the material development and integration skills required by an increasingly demanding and rapidly growing customer base

•	Scapa builds on SWM’s already well positioned healthcare portfolio, adding additional scale and capabilities, a respected brand and a complimentary presence in advanced wound care, device & diagnostics and consumer products. The combination of the two healthcare platforms will enable the combined entity to play at an elevated level within the healthcare market.

•	As a vertically integrated solution provider, Scapa Healthcare will augment SWM’s existing capabilities in healthcare materials, with new innovation expertise in delivering fully integrated solutions. The combination would significantly expand SWM’s core competencies in performance films and nettings, coatings and converting, with new capabilities in adhesive formulation, packaging and regulatory services.

Provides an immediate boost to SWM’s industrial market specialization and manufacturing capabilities

•	Adds additional industrial market specialization and manufacturing capabilities that are new and highly complementary to SWM’s current performance portfolio.

•	Provides opportunities to innovate across the combination’s capabilities, as well as to expand existing customer relationships across common end use segment applications from both organizations.

Continues SWM’s value creating strategy of organic growth supplemented by strategic acquisition

•	SWM selectively targets acquisition candidates that serve diversified and growing end-markets, whose customers value premium differentiated products, and that benefit from leading and defensible competitive positions in their core product categories.

•	The SWM management team has a proven track record of successful business integration, having completed 6 such acquisitions since 2013 as part of the company’s strategy to grow SWM as a diversified and growth-oriented enterprise.

Delivers compelling financial benefits for the combined company – growth, earnings diversification and meaningful potential synergies

•	The combination would further complement SWM’s revenue streams and provide for additional long-term growth opportunities across a broad set of attractive end-markets.

•	SWM’s AMS capabilities can be further leveraged with Scapa’s ecosystem, enabling cross-selling opportunities and strengthening the combined entity’s value proposition as an integrated solutions provider to customers. SWM expects to utilise the increased breadth, scale and customer access to continue to drive margin expansion through differentiated product offerings, continued innovation and greater operating leverage.

•	SWM expects the combination to give rise to operational and commercial synergy opportunities. These would include cross-selling opportunities, supply chain efficiencies and the potential removal of overlapping support functions and unnecessary expenses such as redundant public company costs.

SWM believes that the combination of SWM and Scapa – two premier businesses within the broader AMS landscape – creates a well-positioned global business with the scale required to achieve and sustain sector leadership. The combination also better positions both companies in the public market given the enhanced scale, capabilities and financial profile.

4.	Background to and reasons for the Scapa Directors' recommendation

•	The Scapa Directors believe that Scapa has demonstrated significant resilience in the face of the ongoing COVID-19 pandemic. In addition to the rapid action taken by management to remove costs in the face of continued uncertainty, in May 2020 Scapa completed an equity raise of £32.6 million, at 105 pence per Scapa Share, to further strengthen the balance sheet and improve covenant headroom. The Scapa Directors remain confident in the medium and long-term standalone prospects for Scapa as it continues its strategy of bringing best-in-class innovation, design and manufacturing solutions to a diverse customer base in the healthcare and industrials sectors.

•	In healthcare, Scapa Healthcare is a trusted strategic partner to many of the world’s leading companies in Advanced Wound Care, Consumer Wellness and Medical Device Fixation with “state-of-the-art” facilities including in Knoxville, U.S. and, through the Systagenix Acquisition, in Gargrave, UK. Scapa Healthcare has made progress against its strategic objective of transitioning to be a Global Contract Development and Manufacturing Organisation. However, the current scale and levels of capacity utilisation have impacted growth and the ability to fully compete in a global market. The Scapa Directors continue to assess opportunities to further scale the healthcare business through M&A and technical transfers of differing size and scale, commensurate with its current financial resources, but there can be no certainty that either a transaction of significant size, or series of smaller transactions can be concluded in the short term, and on acceptable financial terms.

•	Scapa Industrial is a global supplier of bonding solutions and manufacturer of adhesive-based products which offer meaningful value in industrial applications due to their lightweight, easy-to-apply properties. Scapa Industrial is recognised for its broad range of products, including adhesive tapes, films and foams, as well as its ability to engineer custom designs for even the most unique applications. Although a successful niche player in specific geographies and markets, globally the Industrial business unit lacks the scale currently to compete in higher volume markets without significant investment, where larger companies are able to better maintain a competitive advantage.

•	The Scapa Directors have considered the current progress of the business and the medium-term value creation potential against the near-term risks specific to the business. These risks include the impact of the ongoing COVID-19 pandemic on the markets served, and whilst these risks are expected to be temporary, they include, but are not limited to, a continued reduction in the number of elective surgeries performed that utilise Scapa Healthcare products which is an important end-market for the business; a delayed ability to improve plant utilisation following the loss of the ConvaTec contract in 2019 and a continuing uncertainty in the shape and longevity of the recovery in key industrial end markets that Scapa Industrial products address, including automotive and construction.

•	The Scapa Directors note that SWM does not expect the Offer to result in material headcount reductions in the Scapa Group overall or in any material changes to the balance of skills and functions of employees and management of the Scapa Group.

•	The Scapa Directors also believe that for Scapa and its employees, there will be significant potential business benefits in the proposed combination with SWM. The Board recognises that the combination allows both companies to service markets not previously available on a standalone basis. These include, but are not limited to, benefits of scale, which may better insulate against the expected continuing end market volatility in product demand related to the impact of the pandemic; opportunities to cross-sell products across their respective client bases as well as significant other opportunities to enhance inorganic growth from within a larger group, versus the Board’s assessment of Scapa’s growth trajectory on a standalone basis.

•	Set against this context the Offer represents an Enterprise Value to EBITDA multiple of 11.3x on a reported basis and 13.8x on a continuing basis for the financial year ended 31 March 2020 and a premium of 58.5 per cent. to the six-month volume weighted average price of 132.5 pence as at 26 January 2021 (being the last Business Day before the date of this Announcement).

•	After careful consideration of the cash consideration and the deliverability of the Offer, the Scapa Directors believe that SWM's offer represents compelling value given the balance of future opportunities and risks facing the business, limited capital market liquidity resulting in share price volatility and provides an opportunity for Scapa shareholders to crystallise, in cash, the value of their holdings.

•	In considering the recommendation of the Offer, the Scapa Directors have given careful consideration to SWM’s statements for the management, employees and locations of Scapa if the Offer becomes wholly unconditional. The Scapa Directors also notes that SWM does not expect the Offer to result in material headcount reductions in the Scapa Group, other than in respect of certain corporate and support functions. The Scapa Directors also welcome SWM’s statement that any affected employees will be treated in a manner consistent with the high standards, culture and practices of both Scapa and SWM.

5.	Recommendation

The Scapa Directors, who have been so advised by Jefferies as to the financial terms of the Offer, consider the terms of the Offer to be fair and reasonable. In providing its financial advice, Jefferies has taken into account the commercial assessments of the Scapa Directors. Jefferies is providing independent financial advice to the Scapa Directors for the purposes of Rule 3 of the Code.

Numis is acting as corporate broker and Nominated Adviser to Scapa in relation to the Offer. Berenberg is acting as corporate broker to Scapa in relation to the Offer.

Accordingly, the Scapa Directors intend to recommend unanimously that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and that Scapa Shareholders vote in favour of the Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, that Scapa Shareholders accept such Offer) as the Scapa Directors who hold Scapa Shares have irrevocably undertaken to do in respect of their own entire beneficial holdings, amounting to, in aggregate, 1,245,656 Scapa Shares, representing approximately 0.66 per cent of the issued share capital of Scapa as at the Latest Practicable Date, as more fully described in Appendix 3.

6.	Irrevocable undertakings and letters of intent

SWM Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept or procure acceptance of the Offer) from each of the Scapa Directors who holds Scapa Shares in respect of 1,245,656 Scapa Shares, representing, in aggregate, approximately 0.66 per cent. of the issued ordinary share capital of Scapa as at the Latest Practicable Date.

SWM Bidco has also received non-binding letters of intent from each of Paradice Investment Management, Sanford DeLand Asset Management Ltd., and Tellworth Investments LLP to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept or procure acceptance of the Offer) in respect of, in aggregate, 30,028,925 Scapa Shares, representing approximately 15.99 per cent. of the issued ordinary share capital of Scapa as at the Latest Practicable Date.

SWM Bidco has therefore received irrevocable undertakings or letters of intent in respect of, in aggregate, 31,274,581 Scapa Shares, representing approximately 16.65 per cent. of the issued ordinary share capital of Scapa as at the Latest Practicable Date.

Further details of these irrevocable undertakings (including the circumstances in which the irrevocable undertakings will cease to be binding or otherwise fall away) and letters of intent are set out in Appendix 3 to this Announcement.

7.	Information on SWM and SWM Bidco

SWM

SWM is a leading global performance materials company. SWM’s highly engineered films, nets, nonwovens and papers are designed and manufactured using resins, polymers, and natural fibres for a variety of industries and applications. SWM provides its customers with essential components that enhance the performance of their products. End markets served include filtration, transportation, infrastructure and construction, medical, industrial, tobacco, energy, food services and home décor. SWM and its subsidiaries manufacture on four continents, conduct business in over 80 countries and employ approximately 3,700 people worldwide.

SWM Bidco

SWM Bidco is a company incorporated in England, and is indirectly wholly owned and controlled by SWM.

8.	Information on Scapa

Scapa is listed on AIM and is the parent company of a diversified Healthcare and Industrial group focused on bringing best-in-class innovation, design and manufacturing solutions to its customers, with manufacturing and sales operations across North America, Europe and Asia.

For the financial year ended 31 March 2020, Scapa reported revenue of £320.6 million on a statutory basis and £313.3 million on a continuing basis, and a trading profit of £27.8 million on a statutory basis and £20.5 million on a continuing basis.

Scapa Industrial adhesive based innovative bonding solutions are designed with specific technical requirements to differentiate technologies and positions in core markets, primarily: Construction, Consumer, Cable, Automotive and Specialty. In Construction and Consumer, which are primarily business to consumer, the business leverages its strong brand recognition as well as a broad product portfolio to meet the evolving need of the markets. Cable, Automotive and Specialty are primarily business to business, dealing with major global original equipment manufacturers. Customers receive significant technical and global support.

Scapa Healthcare is a trusted strategic partner to many of the world’s leading companies in Advanced Wound Care, Consumer Wellness and Medical Device Fixation. Scapa Healthcare has significant capabilities and scale in skin technology for healthcare companies. Its products are typically disposables and consumables which are stand-alone products or components of a medical device system. The demand for Scapa Healthcare’s products is driven by trends in demographics such as ageing populations and the increase in obesity-related illnesses. Growth opportunities are further enhanced by the trends that the medical device companies have been undergoing. Similar to other segments of healthcare, such as pharmaceuticals, there are increasing trends towards outsourcing by medical device companies. Outsourcing includes not only manufacturing but also development of the products.

Scapa was incorporated in England and Wales on 5 November 1964 with registration number 00826179 and the Scapa Shares were admitted to trading on AIM on 23 August 2006.

9.	Current trading and prospects

Scapa published its unaudited financial results for the six-month period ended 30 September 2020 on 17 November 2020.

For the six-month period ended 30 September 2020, Scapa reported:

-	on a statutory basis, revenue of £122.0 million and trading profit of £5.5 million (compared to £160.8 million and £14.2 million respectively for the corresponding six-month period for the financial year ending 31 March 2020); and

-	on a continuing basis, revenue of £118.3 million and trading profit of £1.9 million (compared to £157.2 million and £10.6 million respectively for the corresponding six-month period for the financial year ending 31 March 2020).

For the financial year ended 31 March 2020, Scapa reported:

-	on a statutory basis, revenue of £320.6 million and trading profit of £27.8 million; and

-	on a continuing basis, revenue of £313.3 million and trading profit of £20.5 million.

Scapa continues to trade in line with the Scapa Directors’ expectations.

10.	Strategic plans and intentions with regard to assets, management, employees and pensions

General

SWM has a successful track record of managing acquired businesses and building on their success. SWM is confident in the overall prospects of Scapa’s business and the products which it offers, and is excited to partner with the Scapa management team to expand the quality of its customer offering and to grow the Scapa business in the longer term.

Prior to the date of this Announcement, consistent with market practice, SWM Bidco has been granted limited access to Scapa’s senior management team for the purpose of undertaking confirmatory due diligence. As a result, its assessment of potential synergy opportunities (as detailed below) for the combination is primarily based on its own outside-in perspectives and publicly available information.

Following completion of the Offer, SWM does not expect there to be any impact on the strategic plans, management, employees and locations of SWM’s existing business.

No statements in this paragraph 10 constitute "post-offer undertakings" for the purposes of Rule 19.5 of the Code.

Strategic Review

In view of the limited due diligence access granted to SWM and the reduced opportunity to meet with management or visit locations due to COVID-19 related restrictions, SWM has not fully formulated its post-Offer strategy for Scapa. Following completion of the Offer, SWM intends to undertake a detailed Strategic Review of Scapa and its operations (the “Strategic Review”), in order to determine how its short and long term objectives can best be delivered. SWM expects that the Strategic Review will be completed within approximately twelve months from the Effective Date. The Strategic Review will include:

•	reviewing Scapa’s existing organizational structure, strategy, research and development, procurement, service offerings, markets, customers, and delivery;

•	assessing the opportunities within the different parts of Scapa’s business to enhance the efficiency of business process and structures;

•	assessing the potential investment that will support Scapa’s growth ambitions and overall strategy.

The outcomes of the Strategic Review could include investment in people, assets and tools to grow the business, as well as efficiencies in operations (primarily focused on supply chain and scale efficiencies), to ensure Scapa is operating efficiently and in line with industry best practice. Aside from these expected outcomes, SWM has not yet formulated a detailed assessment of the expected impacts of the Strategic Review.

Employees and management

SWM attaches great importance to the skill and experience of the Scapa Group’s management and employees and recognises their important contribution to what has been achieved by Scapa as a business. SWM confirms that, following completion of the Offer, the existing contractual and statutory employment rights of Scapa employees will be fully safeguarded in accordance with applicable law.

Based on its experience from making previous acquisitions and subject to the outcome of the Strategic Review, SWM does not expect the Offer to result in material headcount reductions in the Scapa Group overall, other than in respect of certain corporate and support functions as referred to below.

SWM does not intend to make any material changes to the balance of skills and functions of employees and management of the Scapa Group.

Once Scapa ceases to be quoted on AIM, certain corporate and support functions may be reduced in scope or will not be needed, which will potentially require reduced headcount in these areas. The finalisation and implementation of any workforce reductions will be subject to comprehensive planning and engagement with employees and consultation with employee representatives as required by applicable local law. Any individuals affected will be treated in a manner consistent with the high standards, culture and practices of both Scapa and SWM.

Subject to compliance with applicable local law, as part of the review referred to above, SWM intends to migrate Scapa employees onto SWM’s terms and conditions of employment, consistent with the terms and conditions of employment of SWM employees of an equivalent level.

It is intended that, upon completion of the Offer, each non-executive Scapa Director will resign as a Scapa Director.

Incentivisation Arrangements

Neither SWM nor SWM Bidco has entered into, or had discussions on proposals to enter into, any form of incentivisation arrangements with members of Scapa’s management.

Following completion of the Offer, SWM may put in place incentive arrangements for certain members of the Scapa management team. No proposals have been made on the terms of any incentive arrangements for relevant management.

Research and development

SWM values the investment Scapa has made into technology, infrastructure, intellectual property and employee knowhow that is in place to create and maintain Scapa’s products. However, SWM has not had access to detailed information regarding Scapa’s research and development programmes and initiatives, and accordingly, SWM’s intentions in this regard will be informed by the outcome of the Strategic Review, which outcome could include further investment in Scapa’s research and development programmes and initiatives.

Pensions

SWM recognises the importance of Scapa’s pension obligations and of ensuring that employees’ existing contractual and statutory rights regarding pensions are fully safeguarded in accordance with applicable law.

Scapa operates a defined benefit pension scheme, the Scapa Group plc pension scheme, in the UK. This scheme has been closed to new members and future accrual since 2007-08 and is wholly funded by the sponsoring employer, Scapa. The scheme is managed by a professional trustee. It is not intended that any changes shall be made to reopen this scheme to the admission of new members or to the future accrual of benefits for existing members.

SWM intends to maintain employer contributions, and current funding arrangements regarding scheme deficits for, Scapa’s pension schemes in accordance with applicable law and existing contractual terms.

Headquarters, locations and fixed assets

SWM intends to maintain Scapa’s business presence in the UK and has no intention to change the location or functions of Scapa’s headquarters.

In conjunction with the Strategic Review, SWM will also perform a full review of all of Scapa’s locations of business and this may lead to the identification of requirements for new locations, locations for future growth and investment and/or locations where there is unnecessary duplication or where operational efficiencies can be achieved.

Save as set out above in connection with the Strategic Review, SWM has no intention to redeploy the fixed assets of Scapa.

Trading facilities

Scapa Shares are currently admitted to trading on AIM. A request will be made to the London Stock Exchange to cancel the admission to trading of the Scapa Shares on AIM, to take effect from or shortly after the Effective Date.

11.	Scapa Share Plans

Participants in the Scapa Share Plans will be contacted regarding the effect of the Offer on their rights under the Scapa Share Plans and appropriate proposals shall be made to such participants in due course.

Details of the terms of such proposals will be included in the Scheme Document and in separate letters to be sent to the participants in the Scapa Share Plans.

12.	Financing of the Offer

As at the date of this Announcement, the cash consideration payable to Scapa Shareholders pursuant to the Offer and expenses payable in connection with the Offer (including debt refinancing costs) are expected to be financed by way of a new $1,046 million facility ($970.5 million of which is available on a “certain funds” basis) made available by JPMorgan Chase Bank, N.A. under the terms of the Backstop Credit Agreement. Following this Announcement, it is intended to replace the Backstop Credit Agreement by seeking to obtain the consent of SWM’s existing lenders to amend and restate SWM’s existing syndicated debt facilities under the Credit Agreement to add a new Term Loan B, underwritten at issuance by JPMorgan Chase Bank, N.A., and to put an amount equivalent to $970.5 million on a “certain funds” basis for the purpose of the Offer.

At completion of the Offer, SWM’s net debt to EBITDA for the purposes of the Credit Agreement is estimated to be between 4.0x and 4.5x and is expected to steadily decline thereafter. SWM expects its covenants under the Credit Agreement will be amended in conjunction with its amendment and restatement, with net debt to EBITDA covenants of 5.5x to the end of 2021 and 4.75x as of the end of 2022.

J.P. Morgan, in its capacity as financial adviser to SWM Bidco, is satisfied that the resources available to SWM Bidco are sufficient to satisfy in full the cash consideration payable to Scapa Shareholders under the terms of the Offer.

13.	Offer-related arrangements

Confidentiality Agreement

SWM and Scapa entered into a confidentiality agreement dated 27 October 2020 (the “Confidentiality Agreement”) pursuant to which SWM has undertaken to: (a) keep confidential information relating to, inter alia, the Offer and Scapa and not to disclose it to third parties (other than to certain permitted parties), unless required by law or regulation; and (b) use the confidential information only in connection with evaluation of the Offer, unless required by law or regulation.

These confidentiality obligations shall remain in force for a period of two years from the date of the Confidentiality Agreement.

The Confidentiality Agreement also includes customary non-solicitation obligations on SWM, subject to customary carve-outs, for a period of two years from the date of the Confidentiality Agreement and a standstill provision in favour of Scapa, subject to customary carve-outs, for a period of six months from the date of the Confidentiality Agreement.

Co-operation Agreement

Pursuant to a co-operation agreement dated 27 January 2021 (the “Co-operation Agreement”):

•	Scapa has agreed to co-operate with SWM Bidco to assist with the obtaining of regulatory clearances and the making of all filings as may be necessary, from or under the law, regulations or practices applied by any applicable regulatory authority in connection with the Offer;

•	SWM Bidco has agreed to provide Scapa with certain information for the purposes of the Scheme Document and to otherwise assist with the preparation of the Scheme Document;

•	SWM Bidco has agreed to certain provisions if the Scheme should switch to a Takeover Offer; and

•	Scapa and SWM Bidco have agreed certain arrangements in respect of the Scapa Share Plans.

The Co-operation Agreement will terminate, inter alia:

(a)	if the Offer is withdrawn or lapses in accordance with its terms;

(b)	at SWM Bidco’s election if:

i.	prior to the Long Stop Date any Condition becomes incapable of satisfaction;

ii.	the Scapa Directors withdraw, or adversely modify or qualify, their recommendation of the Offer;

iii.	the Scapa Directors recommend a competing proposal or one is effected;

iv.	Scapa announces an intention not to convene the Court Meeting or the General Meeting, or not to publish the Scheme Document; or

v.	a Condition that is not capable of being waived (or is not in fact waived) is invoked by SWM Bidco with the permission of the Panel prior to the Long Stop Date;

(c)	unless otherwise agreed by SWM Bidco and Scapa, if the Scheme does not become Effective in accordance with its terms by the Long Stop Date; or

(d)	otherwise as agreed in writing between SWM Bidco and Scapa.

14.	Structure of and conditions to the Offer

It is intended that the Offer will be effected by means of a Court-sanctioned scheme of arrangement between Scapa and the Scheme Shareholders under Part 26 of the Companies Act, although SWM Bidco reserves the right to elect (with the consent of the Panel and subject to the terms of the Co-operation Agreement) to implement the Offer by way of a Takeover Offer as an alternative to the Scheme.

The purpose of the Scheme is to provide for SWM Bidco to become the holder of the entire issued and to be issued ordinary share capital of Scapa. This is to be achieved by the transfer of the Scheme Shares to SWM Bidco, in consideration for which the Scheme Shareholders will receive the cash consideration on the basis set out in paragraph 2 of this Announcement.

To become Effective, the Scheme must be approved at the Court Meeting by the requisite majority of Scheme Shareholders at the Court Meeting. In respect of the approval of the Scheme, Scheme Shareholders will be entitled to cast one vote for each Scheme Share held. The Scheme also requires the Resolutions to be approved by the requisite majority of Scapa Shareholders at the General Meeting. It is expected that the General Meeting will be held immediately after the Court Meeting. In respect of the Resolutions to be proposed at the General Meeting, Scapa Shareholders will be entitled to cast one vote for each Scapa Share held.

Once the necessary approvals have been obtained at the Court Meeting and the General Meeting, and the other Conditions (save for the Condition set out at paragraph 1 and paragraph 2(c) of Part A of Appendix 1) have been satisfied or, if applicable, waived) the Scheme must be sanctioned by the Court (with or without modification but subject to any modification being on terms reasonably acceptable to SWM Bidco and Scapa). The Scheme will only become Effective once a copy of the Court Order is delivered to the Registrar of Companies for registration.

The Offer is subject to the Conditions and further terms set out in Appendix 1 to this Announcement and to the full terms and conditions that will be set out in the Scheme Document, and shall only become Effective, if, among other things, the following events occur on or before the Long Stop Date or such later date as may be agreed by SWM Bidco and Scapa (with the Panel’s consent and as the Court may approve (if such approval(s) are required)):

(a)	the Scheme becoming Effective by no later than 11:59 p.m. on the Long Stop Date;

(b)	the approval of the Scheme by a majority in number of Scheme Shareholders present and voting (and entitled to vote), either in person or by proxy, at the Court Meeting representing at least 75 per cent. in value of the Scheme Shares voted by such holders, or at any adjournment thereof;

(c)	the passing of the Resolutions by the requisite majority at the General Meeting;

(d)	the sanction of the Scheme by the Court with or without any modifications but subject to any such modification being on terms acceptable to both SWM Bidco and Scapa; and

(e)	the delivery of a copy of the Court Order to the Registrar of Companies; and

(f)	the receipt of certain merger control approvals.

The Scheme shall lapse if:

(a)	the Court Meeting and the General Meeting are not held on or before the 22nd day after their respective expected dates to be set out in the Scheme Document (or such later date as may be agreed between SWM Bidco and Scapa);

(b)	the Sanction Hearing is not held by the 22nd day after the expected date of such hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between SWM Bidco and Scapa); or

(c)	the Scheme does not become Effective on or before the Long Stop Date;

provided, however, that the deadlines for the timing of the Court Meeting, the General Meeting and the Sanction Hearing as set out above may be waived by SWM Bidco and Scapa, and the deadline for the Scheme to become Effective may be extended by agreement between SWM Bidco and Scapa.

The Scheme Document will include full details of the Scheme, together with an explanatory statement providing details of the Offer, and the notices convening the Court Meeting and the General Meeting. The Scheme Document will also contain the expected timetable for the Offer and will specify the necessary actions to be taken by Scapa Shareholders. The Scheme Document will be sent to Scapa Shareholders as soon as reasonably practicable (subject to the availability of the Court to approve the posting of the Scheme Document).

Subject to the satisfaction or waiver of the Conditions, and certain further terms set out in Appendix 1 and to be set out in the Scheme Document, and subject to the approval and availability of the Court, it is expected that the Scheme will become Effective in the second quarter of 2021.

Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favour) and the cash consideration payable under the Scheme will be dispatched to Scheme Shareholders no later than 14 days after the Effective Date.

Any Scapa Shares issued before the Scheme Record Time will be subject to the terms of the Scheme. The Resolutions to be proposed at the General Meeting will, among other matters, provide that the Scapa Articles be amended to incorporate provisions requiring any Scapa Shares issued after the Scheme Record Time (other than to SWM Bidco or its nominee(s)) to be automatically transferred to SWM Bidco on the same terms as the Offer (other than terms as to timings and formalities). The provisions of the Scapa Articles (as amended) will avoid any person (other than SWM Bidco or its nominee(s)) holding Scapa Shares after the Effective Date.

The consent of SWM Bidco’s lenders will be required to waive or amend a Condition where to do so would be materially prejudicial to the interests of the lenders under the Credit Agreement, except where (i) required or requested by the Panel or the Court; or (ii) to the extent required to allow the Offer to switch from being effected by way of a Scheme to a Takeover Offer, or vice versa.

Further information on the financing of the Offer will be set out in the Scheme Document.

If any Condition in Part A of Appendix 1 to this Announcement is not capable of being satisfied by the date specified therein, SWM Bidco shall make an announcement through a Regulatory Information Service as soon as practicable and, in any event, by not later than 7.00 a.m. on the Business Day following the date so specified, stating whether SWM Bidco has invoked that Condition, (where applicable) waived that Condition or, with the agreement of Scapa specified a new date by which that Condition must be satisfied.

The Scheme will be governed by English law and will be subject to the jurisdiction of the Court and the applicable requirements of the Code and the Panel.

15.	Right to switch to a Takeover Offer

SWM Bidco reserves the right to elect (with the consent of the Panel and subject to the terms of the Cooperation Agreement) to implement the Offer by way of a Takeover Offer as an alternative to the Scheme. In such event, the Offer will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect the change in method of effecting the Offer.

Further, in such circumstances, if sufficient acceptances of the Offer are received and/or sufficient Scapa Shares are otherwise acquired, it is the intention of SWM Bidco to (a) make an application to the London Stock Exchange for the cancellation of admission to trading of Scapa Shares on AIM; and (b) apply the provisions of Chapter 3 of Part 28 of the Companies Act to acquire compulsorily the remaining Scapa Shares in respect of which the Offer has not been accepted.

16.	Cancellation of admission to trading on AIM and re-registration

It is intended that dealings in Scapa Shares will be suspended on or shortly before the Effective Date at a time to be set out in the Scheme Document. It is further intended that an application will be made to the London Stock Exchange for the cancellation of admission to trading of Scapa Shares on AIM, with effect from or shortly after the Effective Date.

The last day of dealing in Scapa Shares on AIM is currently expected to be the Business Day immediately prior to the Effective Date and it is currently intended that no transfers will be registered after 6:00 p.m. on that date.

Share certificates in respect of Scapa Shares will cease to be valid on the Effective Date. In addition, entitlements held within CREST to Scapa Shares will be cancelled on the Effective Date.

It is SWM Bidco’s intention that, in due course and following the Effective Date and the cancellation of admission to trading on AIM, Scapa will be re-registered as a private limited company.

17.	Disclosure of interests in Scapa

As at the close of business on the Latest Practicable Date, other than the irrevocable undertakings and letters of intent referred to in paragraph 6 of this Announcement, none of SWM, SWM Bidco, or any of their directors, or, so far as SWM and SWM Bidco are aware, any person acting, or deemed to be acting, in concert with SWM Bidco, had:

(a)	an interest in, or right to subscribe for, relevant securities of Scapa;

(b)	any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of Scapa;

(c)	procured an irrevocable commitment or letter of intent to accept the terms of the Offer in respect of relevant securities of Scapa;

(d)	entered into any dealing arrangements of the kind referred to in Note 11 on the definition of acting in concert in the Code in respect of any Scapa Shares or in relation to any securities convertible or exchangeable into Scapa Shares; or

(e)	borrowed or lent any relevant securities Scapa Shares (including, for these purposes, any financial collateral arrangements of the kind referred to in Note 4 on Rule 4.6 of the Code), save for any borrowed shares which have been either on-lent or resold,

Other than the irrevocable undertakings and letters of intent described in paragraph 6 of this Announcement, no arrangement exists between SWM Bidco or Scapa or any person acting in concert with SWM Bidco or Scapa in relation to Scapa Shares. For these purposes, an arrangement includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Scapa Shares which may be an inducement to deal or refrain from dealing in such securities.

It has not been practicable for SWM or SWM Bidco to make enquiries of all of their concert parties in advance of the release of this Announcement. Enquiries of such parties will be made as soon as practicable following the date of this Announcement, and SWM Bidco confirms that further disclosure in accordance with Rule 8.1(a) and Note 2(a)(i) on Rule 8 of the Code will be made as soon as possible and, in any event, by no later than 12:00 noon on the date falling 10 Business Days after the date of this Announcement.

18.	Dividends

If any dividend, other distribution or return of capital is declared, made or paid in respect of the Scapa Shares on or after the date of this Announcement and with a record date prior to the Effective Date, SWM Bidco reserves the right to reduce the consideration payable in respect of each Scapa Share by the amount of all or part of any such dividend, other distribution or return of capital, except where Scapa Shares are or will be acquired pursuant to the Scheme on a basis which entitles SWM Bidco to receive such any dividend, other distribution or return of capital and retain it. If SWM Bidco exercises this right or makes such a reduction in respect of a dividend or other distribution, Scapa Shareholders will be entitled to receive and retain that dividend, other distribution or return of capital.

19.	Overseas shareholders

The availability of the Offer and the distribution of this Announcement to persons resident in, or citizens of, or otherwise subject to, jurisdictions outside the UK may be affected by the laws of the relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Scapa Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This Announcement is not intended and does not constitute or form part of any offer to sell or to subscribe for, or any invitation to purchase or subscribe for, or the solicitation of any offer to purchase or otherwise subscribe for any securities. Scapa Shareholders are advised to read carefully the Scheme Document and the Forms of Proxy once these have been dispatched.

20.	General

In deciding whether or not to vote or procure votes to approve the Scheme at the Court Meeting or to vote or procure votes in favour of the Resolutions to be proposed at the General Meeting in respect of their Scapa Shares, Scapa Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document.

J.P. Morgan, Jefferies, Numis and Berenberg have each given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.

The Scheme Document will not be reviewed by any federal state securities commission or regulatory authority in the U.S., nor will any commission or authority pass upon the accuracy or adequacy of the Scheme Document. Any representation to the contrary is unlawful and may be a criminal offence.

Appendix 2 contains the bases and sources of certain information used in this Announcement. Appendix 3 contains details of the irrevocable undertakings received by SWM Bidco in relation to the Offer that are referred to in this Announcement. Appendix 4 contains definitions of certain terms used in this Announcement.

21.	Documents available on website

Subject to certain restrictions in relation to persons in Restricted Jurisdictions, copies of the following documents will, by no later than 12:00 noon on the Business Day following the date of this Announcement, be made available on SWM’s website at https://ir.swmintl.com/update-disclaimer and Scapa’s website at https://www.scapa.com/News/CashOfferForScapaGroupplc until the end of the Offer Period:

(a)	this Announcement;

(b)	the irrevocable undertakings and letters of intent referred to in paragraph 6 above and summarised in Appendix 3 to this Announcement;

(c)	the Confidentiality Agreement;

(d)	the Co-operation Agreement;

(e)	documents relating to the financing of the Offer referred to in paragraph 12 above; and

(f)	the consent letters from each of J.P. Morgan, Jefferies, Numis and Berenberg as referred to in paragraph 20 above.

None of the contents of any website referred to in this Announcement, or the content of any other website accessible from hyperlinks on either such website, is incorporated into or forms part of, this Announcement.

Enquiries:

SWM

Schweitzer-Mauduit International, Inc.

Mark Chekanow – Investor Relations Director	Tel: +1 770 569 4229

J.P. Morgan (Financial adviser to SWM and SWM Bidco)

John Richert Justin Aylward	Tel: +1 212 270 6000
Celia Murray David Connern	Tel: +44 207 742 4000

Scapa

Scapa Group plc Heejae Chae – Group Chief Executive Oskar Zahn – Chief Financial Officer Brett Pollard – MD of Corporate Development	Tel: +44 161 301 7400

Jefferies International Limited (Sole Financial Adviser) Philip Noblet James Thomlinson Harry Le May	Tel: +44 20 7029 8000

Numis Securities Limited (Nominated Adviser and Joint Broker) Mark Lander Freddie Barnfield Duncan Monteith	Tel: +44 20 7260 1000

Berenberg (Joint Broker) Chris Bowman Toby Flaux	Tel: +44 20 3207 7800

FTI Consulting (Media Relations) Simon Conway Victoria Foster Mitchell	Tel: +44 20 3727 1000

King & Spalding International LLP are retained as legal advisers to SWM and SWM Bidco.

DLA Piper UK LLP are retained as legal adviser to Scapa.

Important notices relating to financial advisers

J.P. Morgan Securities LLC and its affiliate J.P. Morgan Securities plc, which conducts its UK investment banking business as J.P. Morgan Cazenove, which is authorised by the Prudential Regulation Authority (the “PRA”) and regulated in the UK by the Financial Conduct Authority (the “FCA”) and the PRA (together, “J.P. Morgan”), are acting exclusively for SWM and SWM Bidco and no one else in connection with the Offer and shall not be responsible to anyone other than SWM and SWM Bidco for providing the protections afforded to clients of J.P. Morgan or its affiliates nor for providing advice in connection with the Offer or any other matter or arrangement referred to herein.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the U.S. Exchange Act, J.P. Morgan Securities plc and its affiliates will continue to act as exempt principal trader in Scapa securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Jefferies International Limited (“Jefferies”), which is authorised and regulated by the FCA in the United Kingdom, is acting exclusively for Scapa and no one else in connection with the Offer and will not be responsible to anyone other than Scapa for providing the protections afforded to clients of Jefferies nor for providing advice in relation to the Offer or any other matters referred to in this announcement. Neither Jefferies nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this announcement, any statement contained herein or otherwise.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the U.S. Exchange Act, Jefferies and its affiliates will continue to act as exempt principal trader in Scapa securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Numis Securities Limited (“Numis”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively for Scapa and no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters in this Announcement and will not be responsible to anyone other than Scapa for providing the protections afforded to clients of Numis, nor for providing advice in relation to any matter referred to herein.

Joh. Berenberg, Gossler & Co. KG, London Branch (“Berenberg”), which is authorised by the German Federal Financial Supervisory Authority (“BaFin”) and subject to limited regulation by the FCA in the United Kingdom, is acting exclusively for Scapa and no one else in connection with the Offer and will not be responsible to anyone other than Scapa for providing the protections afforded to clients of Berenberg nor for providing advice in relation to the Offer or any other matters referred to in this announcement. Neither Berenberg nor any of its affiliates owes or accepts any duty, liability or responsibility to any person who is not a client of Berenberg in connection with this announcement, any statement contained herein or otherwise.

Further information

This Announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer or invitation to purchase, otherwise acquire or subscribe for or dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise. The Offer will be made solely through the Scheme Document (or, in the event that the Offer is to be implemented by means of a Takeover Offer, the Offer Document), which, together with the Forms of Proxy, will contain the full terms and conditions of the Offer, including details of how to vote in respect of the Scheme. Scapa Shareholders are advised to read the Scheme Document (including the related Forms of Proxy) (and/or, in the event that the Offer is to be implemented by way of a Takeover Offer, the Offer Document) once this becomes available because it will contain important information in relation to the Offer. Any vote in respect of resolutions to be proposed at the Court Meeting and/or the General Meeting, and any decision in respect of the Scheme or other response in relation to the Offer, by Scapa Shareholders should be made only on the basis of the information contained in the Scheme Document (and/or, in the event that the Offer is to be implemented by way of a Takeover Offer, the Offer Document).

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside England and Wales.

This Announcement does not constitute a prospectus or prospectus exempted document.

Overseas shareholders

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are not resident in the United Kingdom or who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to participate in the Offer or to vote their Scheme Shares in respect of the Scheme at the Court Meeting or in respect of the Resolutions to be proposed at the General Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting and/or General Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Offer disclaim any responsibility or liability for the violation of such restrictions by any person.

Unless otherwise determined by SWM Bidco or required by the Code, and permitted by applicable law and regulation, the Offer shall not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Offer by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction.

Copies of this Announcement and any formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of the Offer.

If the Offer is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction, and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

The availability of the Offer to Scapa Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements. Further details in relation to Scapa Shareholders in overseas jurisdictions will be contained in the Scheme Document.

The Offer will be subject to English law and the applicable requirements of the Court, the Code, the Panel, the London Stock Exchange, the AIM Rules and the FCA.

Notice to U.S. investors

The Offer relates to shares of a UK company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act.

Accordingly, the Offer is subject to the disclosure and procedural requirements applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. Furthermore, the payment and settlement procedure with respect to the Offer will comply with the relevant rules under the Code, which differ from U.S. payment and settlement procedures, particularly with regard to the date of payment of consideration.

However, if SWM Bidco were to elect to implement the Offer by means of a Takeover Offer, such Takeover Offer would be made in compliance with all applicable United States laws and regulations, including any applicable exemptions under the U.S. Exchange Act. Such a Takeover Offer would be made in the United States by SWM Bidco and no one else, in compliance with U.S. law and regulations, including Section 14(e) of the U.S. Exchange Act and Regulation 14E thereunder.

In accordance with normal United Kingdom practice, SWM, SWM Bidco or their nominees or their brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Scapa outside of the U.S., other than pursuant to the Offer, until the date on which the Offer and/or Scheme becomes Effective, lapses or is otherwise withdrawn, in compliance with applicable law, including the U.S. Exchange Act. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the United Kingdom, shall be reported to the Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com.

The receipt of consideration by a U.S. holder for the transfer of its Scapa Shares pursuant to the Offer will likely be a taxable transaction for United States federal income tax purposes. Each U.S. holder of Scapa Shares is urged to consult their independent professional adviser immediately regarding the tax consequences of the Offer applicable to such holder, including under applicable United States state and local tax laws, as well as overseas and other tax laws that may be applicable.

Some or all of Scapa’s officers and directors reside outside the U.S., and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the U.S. upon those persons or recovering against Scapa or its officers or directors on judgments of U.S. courts, including judgements based upon the civil liability provisions of the U.S. federal securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment. It may not be possible to sue Scapa or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Neither the SEC nor any U.S. state securities commission has approved or disproved or passed judgment upon the fairness or the merits of the Offer or determined if this Announcement is adequate, accurate or complete.

Financial information relating to Scapa included in this Announcement and the Scheme Document has been or will have been prepared in accordance with IFRS and may not therefore be comparable to the financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

Forward-looking statements

This Announcement (including information incorporated by reference in this Announcement), oral statements made regarding the Offer, and other information published by Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group contain statements which are, or may be deemed to be, "forward looking statements". These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as, without limitation, "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "aim", "will", "may", "hope", "continue", "would", "could" or "should" or other words of similar meaning or the negative thereof. Forward-looking statements include, but are not limited to, statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, financial conditions, dividend policy, losses and future prospects, (ii) business and management strategies and the expansion and growth of the operations of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, (iii) the effects of government regulation on the business of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, (iv) negative effects relating to this Announcement and/or status of the Offer, (v) the possibility that any of the conditions to the Offer will not be satisfied, and (vi) significant transaction costs (including litigation) or unknown liabilities. There are many factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations.

These forward looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which Scapa, any member of the Scapa Group, SWM, SWM Bidco or any member of the SWM Group shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. By their nature, these forward-looking statements involve known and unknown risks, and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement may cause the actual results, performance or achievements of any such person, or industry results and developments, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. None of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, or their respective members, directors, officers, employees, advisers or any person acting on behalf of one or more of them, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Announcement will actually occur.

None of Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group, or their respective members, directors, officers, employees, advisers or any person acting on behalf of one or more of them, has any intention or accepts any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent legally required. All subsequent oral or written forward-looking statements attributable to Scapa, any member of the Scapa Group, SWM, SWM Bidco or any other member of the SWM Group or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for SWM, SWM Bidco or Scapa for any period and no statement in this Announcement should be interpreted to mean that cash flow from operations, earnings, or earnings per share or income of those persons (where relevant) for the current or future financial years would necessarily match or exceed the historical published cash flow from operations, earnings, earnings per share or income of those persons (as appropriate).

Publication on a website

A copy of this Announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, on SWM’s website at https://ir.swmintl.com/update-disclaimer and Scapa’s website at https://www.scapa.com/News/CashOfferForScapaGroupplc by no later than 12:00 noon on the Business Day following the date of this Announcement.

Neither the content of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

Requesting hard copy documents

In accordance with Rule 30.3 of the Code, a person so entitled may request a copy of this Announcement (and any information incorporated into it by reference to another source) in hard copy form free of charge. A person may also request that all future documents, announcements and information sent to that person in relation to the Offer should be in hard copy form. For persons who have received a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent to you unless you have previously notified Scapa’s registrar, Link Asset Services, that you wished to receive all documents in hard copy form or unless requested in accordance with the procedure set out below.

If you would like to request a hard copy of this Announcement from Scapa please contact Scapa's registrar, Link Market Services Limited, on 0371 664 0321 (from within the UK) or on +44 371 664 0321 (from outside the UK), or by writing to Link Market Services Limited, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU. Calls are charged at 12 pence per minute and will vary by provider. Calls are charged at the standard geographic rate and will vary by provider. Calls outside the United Kingdom will be charged at the applicable international rate. Link Market Services Limited is open between 9:00 a.m. and 5:30 p.m., Monday to Friday, excluding public holidays in England and Wales. Please note that Link Market Services Limited cannot provide any financial, legal or tax advice and calls may be recorded and monitored for security and training purposes.

Information relating to Scapa Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Scapa Shareholders, persons with information rights and other relevant persons for the receipt of communications from Scapa may be provided to SWM Bidco during the Offer Period as required under section 4 of Appendix 4 to the Code.

Rounding

Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in one per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Rule 2.9 of the Code

For the purposes of Rule 2.9 of the Code, Scapa confirms that, as at the Latest Practicable Date, it had 187,811,037 ordinary shares of 5 pence each in issue and admitted to trading on AIM. The International Securities Identification Number for Scapa Shares is GB0007281198.

General

If you are in any doubt about the contents of this Announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under FSMA if you are resident in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

Time

All references to time in this Announcement are to the time in London, unless otherwise stated.

EBITDA and financial results

References to Scapa’s EBITDA and related financial results on a “continuing basis” indicate results before the impact of IFRS 15 provision release for the Systagenix Acquisition. For further explanation, see paragraph 5 of Appendix 2.

Appendix 1

CONDITIONS TO AND FURTHER TERMS OF THE OFFER

The Offer will be subject to the Conditions and further terms set out in this Appendix 1 and in the Scheme Document.

Part A

Conditions to the Offer

1.	The Offer will be conditional upon the Scheme becoming unconditional and becoming Effective, subject to the Code, by no later than 11:59 p.m. on the Long Stop Date.

Scheme approval

2.	The Scheme will be conditional upon:

(a)

(i)	its approval by a majority in number of Scheme Shareholders who are present and vote (and who are entitled to vote), whether in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court, such majority representing not less than 75 per cent. in value of the Scheme Shares in issue at the Voting Record Time and voted by such Scheme Shareholders; and

(ii)	the Court Meeting and any separate class meeting which may be required by the Court being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date, if any, as SWM Bidco and Scapa may agree and the Court may allow);

(b)

(i)	all resolutions necessary to implement the Scheme being duly passed by the requisite majority or majorities at the General Meeting; and

(ii)	the General Meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document in due course (or such later date, if any, as SWM Bidco and Scapa may agree and the Court may allow); and

(c)

(i)	the sanction of the Scheme by the Court with or without modification (but subject to any such modification being acceptable to SWM Bidco and Scapa); and

(ii)	the Sanction Hearing being held on or before the 22nd day after the expected date of the Sanction Hearing to be set out in the Scheme Document in due course (or such later date, if any, as SWM Bidco and Scapa may agree and the Court may allow).

3.	In addition, SWM Bidco and Scapa have agreed that, subject to the requirements of the Panel and in accordance with the Code, the Offer will also be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

Regulatory approvals

(a)	the CMA:

(i)	deciding, on terms reasonably satisfactory to SWM Bidco, not to make a CMA Phase 2 Reference; or

(ii)	as at the date on which all other Conditions (with the exception of sanction of the Scheme by the Court pursuant to paragraph 2(c) of this Part A of this Appendix 1) of the Offer are satisfied or waived (i) not having requested submission of a Merger Notice or commenced a phase 1 review by indicating that the Initial Period has begun, or (ii) having responded to a briefing paper in writing that it has no further questions in relation to the Offer (and has not otherwise opened an inquiry, or implied that it is still investigating whether to open an inquiry);

(b)	to the extent that, in the reasonable opinion of SWM Bidco, the Offer or any matter arising from or related to the Offer requires notification to or approval by any Relevant Authority in the United Kingdom under laws relating to national security (including for the avoidance of doubt, any legislation or delegated legislation enacted in relation to the UK’s National Security and Investment Bill 2020 or any equivalent or successor legislation), all necessary notifications or filings having been made and all appropriate waiting periods (including any extensions thereof) having expired, lapsed or been terminated, or all necessary clearances or approvals being granted (or being deemed in accordance with the relevant law to have been granted), or the receipt by SWM Bidco of notification that no further action will be taken by the Relevant Authority in relation to the Offer, in each case on terms satisfactory to SWM Bidco;

(c)	all required filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations made thereunder (the "HSR Act") and the waiting period under the HSR Act applicable to the completion of the Offer having expired or been terminated;

General Third Party clearances

(d)	the waiver (or non-exercise within any applicable time limits) by any relevant government or governmental, quasi-governmental, supranational, statutory, regulatory, administrative, environmental, professional or investigative body, court, trade agency, association, institution, any entity owned or controlled by any relevant government or state, or any other body or person whatsoever in any jurisdiction (each a “Third Party”) of any termination right, right of pre-emption, first refusal or similar right arising as a result of or in connection with the Offer including, without limitation, its implementation and financing or the proposed direct or indirect acquisition of any shares or other securities in, or control of, Scapa by SWM Bidco or any member of the SWM Bidco Group;

(e)	no Third Party having decided or given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and not having withdrawn the same), or enacted, made or proposed any statute, regulation, decision or order, or having required any action to be taken which would or might reasonably be expected to (in any case to an extent which is material in the context of the Offer):

(i)	require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture by any member of the Wider SWM Bidco Group or any member of the Wider Scapa Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own, control or manage any of their respective assets or properties or any part thereof;

(ii)	require, prevent or delay, or alter the terms envisaged for, any proposed divestiture by any member of the Wider SWM Bidco Group of any shares or other securities in Scapa;

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the Wider SWM Bidco Group directly or indirectly to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Scapa Group or to exercise management control over any such member;

(iv)	otherwise adversely affect the business, assets, profits or prospects of the Wider Scapa Group taken as a whole;

(v)	make the Offer or its implementation or the acquisition or proposed acquisition by SWM Bidco or any member of the Wider SWM Bidco Group of any shares or other securities in, or control of Scapa void, illegal, and/or unenforceable under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise adversely interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(vi)	require (save as envisaged in the Offer or sections 974 to 991 (inclusive) of the Companies Act) any member of the Wider SWM Bidco Group or the Wider Scapa Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider Scapa Group or the Wider SWM Bidco Group owned by any third party;

(vii)	impose any limitation on or result in any delay in the ability of any member of the Wider SWM Bidco Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Scapa Group which is materially adverse in the context of the Wider Scapa Group or the Wider SWM Bidco Group; or

(viii)	result in any member of the Wider Scapa Group ceasing to be able to carry on business under any name under which it presently does so,

and all applicable waiting and other time periods (including extensions thereof) during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any Scapa Shares having expired, lapsed or been terminated;

(f)	all material filings, applications and/or notifications which are necessary having been made in connection with the Offer and all relevant waiting periods and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated and all material statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the Wider SWM Bidco Group of any shares or other securities in, or control or management of, Scapa or any member of the Wider Scapa Group or the carrying on by any member of the Wider Scapa Group of its business;

(g)	all material authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals for the proposed acquisition of any shares or other securities in, or control of, Scapa by any member of the Wider SWM Bidco Group having been obtained in terms and in a form reasonably satisfactory to SWM Bidco from all necessary Third Parties or persons with whom any member of the Wider Scapa Group has entered into contractual arrangements or other material business relationships, and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary or appropriate to carry on the business of any member of the Wider Scapa Group, remaining in full force and effect and all material filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not to renew any of the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdiction having been complied with in each case where the absence of such authorisation would have a material adverse effect on the Wider SWM Group or the Wider Scapa Group taken as a whole;

Certain matters arising as a result of any arrangement, agreement etc.

(h)	except as Disclosed, there being no provision of any agreement, arrangement, license, permit or other instrument to which any member of the Wider Scapa Group is a party or by or to which any such member or any of its assets are or may be bound, entitled or subject, which, in each case as a consequence of the Offer or the proposed acquisition of any shares or other securities in Scapa or because of a change in the control or management of Scapa or otherwise, would or would reasonably be expected to result in, in each case to an extent which is material in the context of the Wider Scapa Group taken as a whole:

(i)	any monies borrowed by or any other indebtedness or liabilities (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely affected or any onerous obligation or liability arising or any action being taken or arising thereunder;

(iii)	any assets or interests of any such member being or falling to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member other than in the ordinary course of business;

(iv)	save in the ordinary course of business, the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable;

(v)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so;

(viii)	the creation of any liability, actual or contingent, by any such member, other than trade creditors or other liabilities incurred in the ordinary course of business or in connection with the Offer; or

(ix)	any requirement on any such member to acquire, subscribe, pay up or repay any shares or other securities (or the equivalent),

and except as Disclosed no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Scapa Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this Condition to an extent which is material in the context of the Wider Scapa Group taken as a whole;

No material transactions, claims or changes in the conduct of the business of the Scapa Group

(i)	except as Disclosed, no member of the Wider Scapa Group having, since 31 March 2020:

(i)	save as between Scapa and the Wider Scapa Group, issued, agreed to issue, authorised or proposed the issue of additional shares of any class or securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(ii)	other than to another member of the Wider Scapa Group or on the exercise of employee share options or vesting of employee share awards, sold (or agreed to transfer or sell) any treasury shares;

(iii)	other than to another member of the Scapa Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)	save for intra-Scapa Group transactions, authorised or implemented any merger or demerger with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)	save for intra-Scapa Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital or issued or authorised the issue of any debentures or incurred or increased any indebtedness or contingent liability;

(vi)	issued, authorised or proposed the issue of any debentures or (save for intra- Scapa Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any liability (actual or contingent);

(vii)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(viii)	implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or entered into or changed the terms of any contract with any director or senior executive;

(ix)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is reasonably likely to be materially restrictive on the businesses the Wider Scapa Group;

(x)	been unable or deemed unable, or admitted in writing that it is unable, to pay its debts as they fall due or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xi)	(other than in respect of a member of the Wider Scapa Group which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-¬up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(xii)	commenced negotiations with any of its creditors or taken any step with a view to rescheduling or restructuring any of its indebtedness or entered into a composition, compromise, assignment or arrangement with any of its creditors whether by way of a voluntary arrangement, scheme of arrangement, deed of compromise or otherwise;

(xiii)	waived, settled, abandoned or compromised any claim or admitted any dispute, claim or counter-claim whether made or potential and whether by or against any member of the Wider Scapa Group (otherwise than in the ordinary course of business);

(xiv)	entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this condition;

(xv)	made any alteration to its constitutional documents;

(xvi)	other than any changes arising from changes in legislation having made or agreed or consented to any change to:

(A)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Scapa Group for its directors, employees or their dependents;

(B)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made;

(xvii)	proposed, agreed to provide, or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Scapa Group; or

(xviii)	having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Scapa Shareholders in a general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code;

No adverse change, litigation or regulatory enquiry

(j)	except as Disclosed, since 31 March 2020:

(i)	no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Scapa Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal or regulatory proceedings to which any member of the Wider Scapa Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Scapa Group having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Wider Scapa Group;

(iii)	no contingent or other liability having arisen or become apparent to SWM Bidco which would be reasonably likely to materially adversely affect any member of the Wider Scapa Group, taken as a whole;

(iv)	no steps having been taken which might reasonably be expected to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Scapa Group which is necessary for the proper carrying on of its business; and

(v)	no member of the Wider Scapa Group having conducted its business in breach of any applicable laws and regulations;

No discovery of certain matters

(k)	except as Disclosed, SWM Bidco not having discovered:

(i)	that any financial, business or other information concerning the Wider Scapa Group as contained in the information publicly disclosed before the date of this Announcement at any time by or on behalf of any member of the Wider Scapa Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading and which was not subsequently corrected before the date of this Announcement by disclosure by or on behalf of the Wider Scapa Group through the publication of an announcement via the Regulatory Information Service or otherwise; or

(ii)	that any member of the Wider Scapa Group is subject to any liability (actual or contingent) which is not disclosed in the annual report and accounts of Scapa for the financial year ended 31 March 2020;

(l)	except as Disclosed, SWM Bidco not having discovered that:

(i)	any past or present member of the Wider Scapa Group has failed to comply in any material respect with any and/or all applicable legislation or regulations, of any jurisdiction with regard to the use, storage, carriage, disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair materially the environment (including property) or harm human health or animal health or otherwise relating to environmental matters or the health and safety of humans, or that there has otherwise been any such storage, carriage, disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which storage, carriage, disposal, spillage, release, discharge, leak or emission would be likely to give rise to any material liability (actual or contingent) on the part of any member of the Wider Scapa Group;

(ii)	there is, or is likely to be, for that or any other reason whatsoever, any material liability (actual or contingent) of any past or present member of the Wider Scapa Group to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Scapa Group, under any environmental legislation, regulation, notice, circular or order of any government, governmental, quasi-governmental, state or local government, supranational, statutory or other regulatory body, agency, court, association or any other person or body in any jurisdiction;

Anti-corruption, sanctions and criminal property

(m)	except as Disclosed, SWM Bidco not having discovered that:

(i)	any past or present member, director, officer or employee of the Scapa Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation or any person that performs or has performed services for or on behalf of the Wider Scapa Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation; or

(ii)	any asset of any member of the Wider Scapa Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition); or

(iii)	any past or present member, director, officer or employee of the Scapa Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from: (a) any government, entity or individual in respect of which U.S. or European Union persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by U.S. or European Union laws or regulations, including the economic sanctions administered by the U.S. Office of Foreign Assets Control, or HM Treasury in the UK; or (b) any government, entity or individual targeted by any of the economic sanctions of the United Nations, the U.S., the European Union or any of its member states; or

(iv)	any member of the Scapa Group has been engaged in any transaction which would cause SWM Bidco to be in breach of any law or regulation upon its acquisition of Scapa, including the economic sanctions of the U.S. Office of Foreign Assets Control, or HM Treasury in the UK, or any government, entity or individual targeted by any of the economic sanctions of the United Nations, the U.S., the European Union or any of its member states.

Part B

Waiver and invocation of the Conditions

1.	Subject to the requirements of the Panel in accordance with the Code, SWM Bidco reserves the right to waive, in whole or in part, all or any of the Conditions in Part A of this Appendix 1, except for Conditions 1, 2(a)(i), 2(b)(i) and 2(c)(i), which cannot be waived.

2.	The Offer will be subject to the satisfaction (or waiver, if permitted) of the Conditions in Part A of this Appendix 1, and to certain further terms set out in Part D of this Appendix 1, and to the full terms and conditions which will be set out in the Scheme Document.

3.	Conditions 2(a), 2(b) and 3(a) to 3(m) (inclusive) of Part A of this Appendix 1 must be fulfilled, or waived (to the extent capable of waiver) by, no later than the appointed time of the Sanction Hearing. The Offer will lapse if it does not become Effective by 11:59 p.m. on the Long Stop Date. SWM Bidco shall be under no obligation to waive or treat as satisfied any of the Conditions which are capable of waiver by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions to the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

4.	Under Rule 13.5(a) of the Code, SWM Bidco may not invoke any Condition so as to cause the Offer not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the Condition are of material significance to SWM Bidco in the context of the Offer. The Conditions contained in paragraphs 1 and 2 of Part A of this Appendix 1 and, if applicable, the acceptance condition referred to in Part C of this Appendix 1 (in the event the Offer is implemented by way of a Takeover Offer), are not subject to this provision of the Code.

Part C

Implementation by way of a Takeover Offer

1.	Subject to obtaining the consent of the Panel and the terms of the Co-operation Agreement, SWM Bidco reserves the right to elect to implement the Offer by way of a Takeover Offer as an alternative to the Scheme.

2.	In such event, such Takeover Offer will be implemented on the same terms and conditions, so far as applicable, as those which would apply to the Scheme subject to appropriate amendments to reflect the change in method of effecting the Takeover Offer, including (without limitation) the inclusion of an acceptance condition set at a level of 90 per cent. (or as otherwise agreed under the Co-operation Agreement (if applicable)) of the Scapa Shares to which the Takeover Offer relates, (or such lesser percentage as may be determined by SWM Bidco after consultation with the Panel (if necessary), being, in any case, SWM Bidco having acquired or agreed to acquire (either pursuant to the Offer or otherwise) Scapa Shares holding more than 50 per cent. of the voting rights normally exercisable at a general meeting of Scapa, including, for this purpose, any such voting rights attaching to Scapa Shares that are issued before the Takeover Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise). Further, if sufficient acceptances of the Takeover Offer are received and/or sufficient Scapa Shares are otherwise acquired, it is the intention of SWM Bidco to apply the provisions of Chapter 3 of Part 28 of the Companies Act to compulsorily acquire any outstanding Scapa Shares to which such Takeover Offer relates.

Part D

Certain further terms of the Offer

1.	If SWM Bidco is required by the Panel to make an offer for Scapa Shares under the provisions of Rule 9 of the Code, SWM Bidco may make such alterations to any of the above Conditions and terms of the Offer as are necessary to comply with the provisions of that Rule.

2.	The Offer shall lapse if:

(a)	in so far as the Offer constitutes, or is deemed to constitute, a concentration with an EU dimension within the scope of the EU Merger Regulation, the EC either initiates proceedings under Article 6(1)(c) of the EU Merger Regulation or makes a referral to the CMA under Article 9(1) of the EU Merger Regulation, and then the Offer or matter arising from or relating to it becomes subject to a CMA Phase 2 Reference; or

(b)	the Offer or any matter arising from or relating to it becomes subject to a CMA Phase 2 Reference,

in each case before the date of the Court Meeting.

3.	The availability of the Offer to persons resident in, or citizens of, or otherwise subject to, jurisdictions outside the United Kingdom may be affected by the laws of the relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable requirements of their jurisdiction. Scapa Shareholders who are in any doubt about such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay and observe any applicable requirements. Further details in relation to overseas shareholders will be contained in the Scheme Document.

4.	If any dividend, other distribution or return of capital is declared, made or paid in respect of the Scapa Shares on or after the date of this Announcement and with a record date prior to the Effective Date, SWM Bidco reserves the right to reduce the consideration payable in respect of each Scapa Share by the amount of all or part of any such dividend, other distribution or return of capital, except where Scapa Shares are or will be acquired pursuant to the Scheme on a basis which entitles SWM Bidco to receive such any dividend, other distribution or return of capital and retain it. If SWM Bidco exercises this right or makes such a reduction in respect of a dividend or other distribution, Scapa Shareholders will be entitled to receive and retain that dividend, other distribution or return of capital. Any exercise by SWM Bidco of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Scheme.

5.	The Scheme Shares will be acquired by SWM Bidco fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) voting rights and the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made, in each case, by reference to a record date falling on or after the Effective Date.

6.	SWM Bidco reserves the right for any other entity directly or indirectly owned by SWM Bidco from time to time to implement the Offer.

7.	Unless otherwise determined by SWM Bidco or required by the Code, the Offer is not being made, directly or indirectly, in or into, or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and shall not be capable of acceptance by any such use, means, instrumentality or facility or from within any Restricted Jurisdiction.

8.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

9.	The Scheme will be governed by the laws of England and Wales and will be subject to the jurisdiction of the Court and to the conditions and further terms set out in this Appendix 1 and to be set out in the Scheme Document. The Offer will also be subject to and will comply with the applicable requirements of the Companies Act, the Court, the Panel, the FCA, the AIM Rules and the Code. This Announcement does not constitute, or form part of, an offer or invitation to purchase Scapa Shares or any other securities.

Appendix 2

SOURCES OF INFORMATION AND BASES OF CALCULATION

1.	As at close of business on the Latest Practicable Date, Scapa had 187,811,037 Scapa Shares in issue.

2.	The fully-diluted share capital of Scapa of 191,877,466 Scapa Shares is calculated on the basis of: (a) the number of issued Scapa Shares set out in paragraph 1 of this Appendix 2; and (b) an additional 4,066,429 Scapa Shares which may be issued on or after the date of this Announcement on the exercise of options under the Scapa Share Plans.

3.	The value attributed to the entire issued and to be issued ordinary share capital of Scapa is based upon the consideration of 210 pence for each Scheme Share, multiplied by the fully-diluted share capital of Scapa set out in paragraph 2 of this Appendix 2.

4.	The enterprise value is calculated on the basis of:

(a)	191.9 million fully-diluted shares outstanding at 210 pence per Scapa Share in cash plus

(b)	£40.4 million of net debt (including IFRS16 impact of £18.6 million); plus

(c)	£5.8 million of IAS19 pension deficit.

5.	EBITDA for the financial year ended 31 March 2020 on a “continuing” basis is calculated on the basis of:

(a)	£39.7 million EBITDA (reported as trading profit before exceptional items, acquisition costs, amortisation of intangible assets and legacy pension costs and depreciation); less

(b)	£7.2 million IFRS 15 provision release. A contract liability provision was created as a result of the Systagenix Acquisition in line with the requirements of IFRS 15 and this is excluded on a “continuing” basis as it represents a non-cash item. This provision will be released on a straight-line basis over a five-year period, in line with the exclusive supply contract.

6.	Unless otherwise stated, all prices quoted for Scapa Shares are Closing Prices.

7.	Volume-weighted average prices have been derived from Bloomberg and have been rounded to the nearest pence.

8.	The premium calculations to the price for each Scapa Share have been calculated by reference to:

(a)	58.5 per cent. to the six-month volume weighted average price of 132.5 pence as at 26 January 2021 (being the last Business Day before the date of this Announcement); and

(b)	18.6 per cent. to the Closing Price of 177 pence for each Scapa Share on 26 January 2021 (being the last Business Day before the date of this Announcement).

9.	Unless otherwise stated, annual financial information relating to Scapa has been extracted from Scapa’s annual report and accounts for the financial year ended 31 March 2020 prepared in accordance with IFRS and half-year financial information has been extracted from Scapa’s interim results for the six-month period ended 30 September 2020.

Appendix 3

IRREVOCABLE UNDERTAKINGS

1.	Scapa Directors’ irrevocable undertakings

The following Scapa Directors have each given an irrevocable undertaking to vote (or procure the voting) in favour of the Scheme at the Court Meeting and in favour of the Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept, or procure the acceptance of, the Takeover Offer) in relation to the following Scapa Shares in which they are beneficially interested:

Name	Number of Scapa Shares in respect of which undertaking is given as at the Latest Practicable Date		Percentage of Scapa’s issued share capital as at the Latest Practicable Date (%)
Heejae Chae*	1,144,223	*	0.61	*
Oskar Zahn	9,300		0.005
Chris Brinsmead**	20,000	**	0.01	**
Dr Tim Miller	19,047		0.01
David Blackwood	29,413		0.02
Brendan McAtamney	23,673		0.01
Total	1,245,656		0.66

*532,261 Scapa Shares included within Heejae Chae’s undertaking are beneficially owned by his wife.

**The Scapa Shares included in Chris Brinsmead’s undertaking are beneficially owned by CDB (Meadowside) Limited, a company of which he is a director and majority shareholder.

These irrevocable undertakings also extend to any further Scapa Shares acquired by the Scapa Directors, including as a result of the vesting of awards or the exercise of options under the Scapa Share Plans.

These irrevocable undertakings remain binding in the event a higher competing offer is made for Scapa and will only cease to be binding:

(a)	if SWM Bidco announces, with the consent of the Panel, that it does not intend to proceed with the Offer;

(b)	if a competing offer for Scapa becomes or is declared unconditional in all respects (if implemented by way of a Takeover Offer) or otherwise becomes effective in accordance with its terms (if implemented by way of a scheme of arrangement); or

(c)	on the earlier of: (i) the Long Stop Date; or (ii) the date on which the Offer, if made, lapses, is withdrawn or otherwise terminates in accordance with its terms, as the case may be, or, if applicable, the Scheme does not become Effective.

The irrevocable undertakings given by the Directors listed above will prevent each of them from: (i) exercising any right of withdrawal of any acceptance of the Offer where such a right is otherwise exercisable under the Code; or (ii) otherwise selling all or any part of their respective Scapa Shares into the market.

2.	Scapa Shareholders’ letters of intent

The following Scapa Shareholders have each given a non-binding letter of intent to vote (or procure the voting) in favour of the Scheme at the Court Meeting and in favour of the Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept or procure acceptance of the Offer).

Name	Number of Scapa Shares in respect of which undertaking is given as at the Latest Practicable Date	Percentage of Scapa’s issued share capital as at the Latest Practicable Date (%)
Paradice Investment Management	10,713,198	5.70

Sanford DeLand Asset Management Ltd.	15,125,000	8.05

Tellworth Investments LLP	4,190,727	2.23
Total	30,028,925	15.99

Appendix 4

DEFINITIONS

The following definitions apply throughout this Announcement unless the context otherwise requires:

£ or pence or Pounds	pounds sterling, the lawful currency of the United Kingdom from time to time;
$ or U.S.D.	U.S. dollars, the lawful currency of the United States from time to time;
AIM	AIM, the market of that name operated by the London Stock Exchange;
AIM Rules	the AIM Rules for Companies published by the London Stock Exchange from time to time;
AMS	the advanced materials segment;
Announcement	this announcement made in accordance with Rule 2.7 of the Code, including its Appendices;
Appendices	the appendices to this Announcement and Appendix has a corresponding meaning;
associated undertaking	shall be construed in accordance with paragraph 19 of Schedule 6 to The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008/410) but for this purpose ignoring paragraph 19(1)(b) of Schedule 6 to those regulations;
Backstop Credit Agreement	the backstop credit agreement dated 27 January 2021 entered into between, inter alios, SWM, JPMorgan Chase Bank, N.A. in its capacity as original lender, JPMorgan Chase Bank, N.A. acting as administrative agent and JPMorgan Chase Bank, N.A. acting as Bookrunner and Lead Arranger;
BaFin	the German Federal Financial Supervisory Authority;
Business Day	a day, not being a public holiday, Saturday or Sunday, on which banks in London are open for normal business;
Closing Price	the closing middle market price of a Scapa Share as derived from the AIM appendix to the Daily Official List published by the London Stock Exchange on any particular date;
CMA	the Competition and Markets Authority of the United Kingdom (or any successor body or bodies carrying out the same functions in the United Kingdom from time to time);

CMA Phase 2 Reference	a reference pursuant to sections 22, 33, 45 or 62 of the Enterprise Act (as amended) of the Offer to the chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;
Code	the City Code on Takeovers and Mergers;
Companies Act	the Companies Act 2006, as amended from time to time;
Conditions	the conditions to the Offer, as set out in Part A of Appendix 1, and to be set out in the Scheme Document;
Confidentiality Agreement	has the meaning given to it in paragraph 13 of this Announcement;
Co-operation Agreement	has the meaning given to it in paragraph 13 of this Announcement;
Court	the High Court of Justice of England and Wales;
Court Meeting	the meeting or meetings of the Scheme Shareholders to be convened by order of the Court pursuant to section 896 of the Companies Act, notice of which will be set out in the Scheme Document, for the purposes of considering, and if thought fit, approving the Scheme (with or without amendment), including any adjournment, postponement or reconvention thereof;
Court Order	the order of the Court sanctioning the Scheme under section 899 of the Companies Act;
COVID-19	means the infectious disease caused by transmission of the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), first identified in late 2019, or any mutations thereof;
COVID-19 pandemic	means the pandemic caused since late 2019 by the outbreak of COVID-19;
Credit Agreement	the credit agreement dated 25 September 2018 between, inter alios, SWM and its lenders, as amended, restated, modified, extended or supplemented from time to time, and provided that until such time as the necessary amendments in respect of its required upsizing of such facilities in connection with the Offer as described in paragraph 12 of this Announcement are consented to by the lenders thereunder, shall be deemed to also refer to the Backstop Credit Agreement;

CREST	the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the relevant system (as defined in the CREST Regulations) of which Euroclear is the Operator (as defined in the CREST Regulations);
CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001/3755));
Dealing Disclosure	has the same meaning as in Rule 8 of the Code;
Disclosed

the information which has been fairly disclosed:

(a)   by or on behalf of Scapa to SWM Bidco or SWM (or their officers, employees, agents or advisers) before the date of this Announcement;

(b)   in the annual report and accounts of Scapa for the financial year ended 31 March 2020;

(c)   in the interim results of the Scapa Group for the 6 month period to 30 September 2020;

(d)   in this Announcement; or

(e)   in any other public announcement made by Scapa via a Regulatory Information Service prior to the date of this Announcement;

EC	the European Commission, the executive branch of the EU;
Effective	in the context of the Offer: (a) if the Offer is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms, upon the delivery of the Court Order to the Registrar of Companies for registration; or (b) if the Offer is implemented by way of the Takeover Offer, the Takeover Offer having been declared or having become unconditional in all respects in accordance with the requirements of the Code;
Effective Date	the date on which the Offer becomes Effective;
Enterprise Act	the UK’s Enterprise Act 2002;
EU	the European Union;
EU Merger Regulation	Council Regulation (EC) No. 139/2004;
Euroclear	Euroclear UK & Ireland Limited, a company incorporated in England and Wales with registered number 02878738;

Excluded Shares	any Scapa Shares registered in the name of or beneficially owned by SWM Bidco or its nominees or any member of the SWM Bidco Group or which are held in treasury at the Scheme Record Time;
FCA	the Financial Conduct Authority or its successor from time to time;
Forms of Proxy	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which will accompany the Scheme Document;
FSMA	the Financial Services and Markets Act 2000 (as amended from time to time);
General Meeting	the general meeting of Scapa Shareholders (including any adjournment, postponement or reconvention thereof) to be convened for the purpose of considering and, if thought fit, approving the Resolutions, notice of which shall be contained in the Scheme Document;
HSR Act	the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations made thereunder;
IFRS	International Financial Reporting Standards;
Initial Period	the statutory review period in which the CMA has to decide whether to make a Phase 2 CMA Reference under section 34ZA Enterprise Act 2002;
Irrevocable Undertakings	the irrevocable undertakings to vote or procure votes in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept or procure acceptance of the Takeover Offer), as detailed in Appendix 3 to this Announcement;
Jefferies	Jefferies International Limited;
J.P. Morgan	JP Morgan Securities LLC and its affiliate J.P. Morgan Securities plc, which conducts its UK investment banking business as J.P. Morgan Cazenove, together;
Latest Practicable Date	26 January 2021, being the last practicable date prior to publication of this Announcement;
London Stock Exchange	the London Stock Exchange Group plc or its successor;
Long Stop Date	27 July 2021, or such later date (if any) as SWM Bidco and Scapa may agree, with the consent of the Panel, and which (if required) the Court may allow;

Merger Notice	a notice to the CMA in the prescribed form as contemplated by section 96 Enterprise Act 2002;
Offer	the recommended cash acquisition being made by SWM Bidco to acquire the entire issued and to be issued share capital of Scapa to be implemented by means of the Scheme (or by a Takeover Offer, under certain circumstances as described in this Announcement), on the terms and subject to the Conditions set out in this Announcement and to be set out in the Scheme Document (or the Offer Document, as applicable), and, where the context admits, any subsequent revision, variation, extension or renewal thereof;
Offer Document	if the Offer is implemented by means of a Takeover Offer, the document to be sent or made available to Scapa Shareholders and persons with information rights containing, among other things, the full terms and conditions of the Offer;
Offer Period

the period commencing on the date of this Announcement and ending on:

(a)   the earlier of the date on which the Scheme becomes Effective and/or the date on which the Scheme lapses or is withdrawn (or such other date as the Panel may decide); or

(b)   the earlier of the date on which the Takeover Offer has become or has been declared unconditional as to acceptances and/or the date on which the Takeover Offer lapses or is withdrawn (or such other date as the Panel may decide), other than (in the case of (a)) where such lapsing or withdrawal is a result of SWM Bidco exercising its right to implement the Offer by way of a Takeover Offer;

Opening Position Disclosure	has meaning given to that term in Rule 8 of the Code;
Panel	the United Kingdom’s Panel on Takeovers and Mergers;
PRA	the Prudential Regulation Authority or its successor from time to time;
Registrar of Companies	the registrar of companies in England and Wales;
Regulatory Information Service	an information service authorised from time to time by the London Stock Exchange for the purposes of disseminating regulatory announcements;

Relevant Authority	any central bank, ministry, governmental, quasigovernmental, supranational (including the European Union), statutory, regulatory or investigative body, authority or tribunal (including any national or supranational antitrust, competition or merger control authority, any sectoral ministry or regulator and any foreign or national security investment review body), national, state, municipal or local government (including any subdivision, court, tribunal, administrative agency or commission or other authority thereof), any entity owned or controlled by them, any private body exercising any regulatory, taxing, importing or other authority, trade agency, association, institution or professional or environmental body in any jurisdiction;
relevant securities	shall be construed in accordance with the Code;
Resolutions	the special resolution or resolutions to be proposed by Scapa at the General Meeting in connection with, among other things, the amendment of the Scapa Articles and such other matters as may be necessary to implement the Scheme;
Restricted Jurisdiction(s)	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available to Scapa Shareholders in that jurisdiction (including, but not limited to, each of Canada, Australia, Japan, South Africa, and the U.S.);
Sanction Hearing	the hearing of the Court to sanction the Scheme under section 899 of the Companies Act, including any adjournment thereof;
Scapa	Scapa Group plc, a company incorporated in England and Wales with registered number 00826179, and, unless context otherwise requires, includes the Scapa Group;
Scapa Articles	the articles of association of Scapa from time to time;
Scapa Directors	the board of directors of Scapa as at the date of this Announcement or, where the context so requires, the directors of Scapa from time to time;
Scapa Group	Scapa and its subsidiary undertakings from time to time and, where the context permits, each of them;
Scapa Healthcare	the healthcare division of Scapa which designs, develops and manufactures innovative skin friendly medical device fixation, wound care and topical solutions;

Scapa Industrial	the industrial division of Scapa which develops, manufactures and supplies bonding solutions and manufactures adhesive based products;
Scapa Shareholders	holders of Scapa Shares;
Scapa Share Plans

each of the:

(a)   Scapa Group plc 2011 Performance Share Plan;

(b)   Scapa Group 2011 Sharesave Scheme;

(c)   Scapa Group 2015 Value Creation Plan;

(d)   the deferred share bonus arrangements operated by Scapa; and

(e)     Scapa Group plc 2019 Long Term Incentive Plan;

Scapa Shares	the ordinary shares of 5 pence each in the capital of Scapa, each a Scapa Share;
Scheme	the proposed Court-sanctioned scheme of arrangement between Scapa and Scheme Shareholders pursuant to which the Offer is to be made under Part 26 of the Companies Act, upon the terms and subject to the conditions set out in this Announcement and to be set out in the Scheme Document (with or subject to any modification, addition or condition which SWM Bidco and Scapa may agree and the Court may impose or, if required, approve);
Scheme Document	means the document to be sent or made available to Scapa Shareholders and persons with information rights containing, among other things, the Scheme, the full terms and conditions of the Scheme and notices convening the Court Meeting and the General Meeting;
Scheme Record Time	the record date and time for the Scheme, as specified in the Scheme Document, by reference to which the entitlements of Scheme Shareholders under the Scheme will be determined, expected to be 6:00 p.m. on the Business Day immediately prior to the Effective Date;
Scheme Shareholder(s)	the holder of Scheme Shares from time to time;
Scheme Shares	the Scapa Shares:
(a) in issue at the date of the Scheme Document;
(b) if any, issued after the date of the Scheme Document and before the Voting Record Time; and

(c)   if any, issued at or after the Voting Record Time and before the Scheme Record Time, either on terms that the original or any subsequent holders of such shares are to be bound by the Scheme or in respect of which their holders are, or shall have agreed in writing to be, bound by the Scheme, but, in each case, other than Excluded Shares;

SEC	U.S. Securities and Exchange Commission;
Significant Interest

in relation to an undertaking, a direct or indirect interest of 20 per cent. or more of:

(a)   the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act) of such undertaking; or

(b)   the relevant partnership interest;

subsidiary, subsidiary undertaking and undertaking	shall be construed in accordance with the Companies Act;
Strategic Review	has the meaning given to it in paragraph 10 of this Announcement;
SWM	Schweitzer-Mauduit International, Inc., a company incorporated in the state of Delaware, USA, and with its principal executive offices at 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022, United States;
SWM Bidco	AMS Holdco 2 Limited, a company incorporated in England and Wales with registered number 12608527 and whose registered office is c/o King & Spalding International LLP, 125 Old Broad Street, London EC2N 1AR;
SWM Bidco Group	SWM Bidco and its subsidiary undertakings from time to time;
SWM Board	the board of directors of SWM;
Systagenix Acquisition	the acquisition by Scapa of Systagenix Advanced Wound Management Manufacturing Limited, incorporating the advanced would dressing facility in the UK, which completed on 2 October 2018;

Takeover Offer	should the Offer be implemented by way of a Takeover Offer as defined in Chapter 3 of Part 28 of the Companies Act, the offer to be made by or on behalf of SWM Bidco to acquire the entire issued and to be issued ordinary share capital of Scapa (other than any Scapa Shares held by Scapa in treasury or already owned by SWM or SWM Bidco or any associate) and, where the context admits, any subsequent revision, variation, extension or renewal of such takeover offer
Third Party	has the meaning given to it in paragraph 3(d) of Part A of Appendix 1 to this Announcement;
United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland;
U.S. or United States	the United States of America, its territories and possessions, any state of the United States and the District of Columbia;
U.S. Exchange Act	the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
Voting Record Time	the time and date by reference to which entitlement to vote at the Court Meeting will be determined, as specified in the Scheme Document;
Wider Scapa Group	Scapa and its subsidiaries, subsidiary undertakings, associated undertakings (excluding any member of the Wider SWM Bidco Group) and any other body corporate, partnership, joint venture or person in which Scapa and all such undertakings (aggregating their interests) have a Significant Interest; and
Wider SWM Bidco Group	SWM Bidco and its parent undertakings and its and such parent undertakings' subsidiary undertakings, SWM and their respective associated undertakings, and any other body corporate, partnership, joint venture or person in which SWM Bidco and all such undertakings (aggregating their interests) have a Significant Interest.

All references in this Announcement to the singular include the plural and vice versa.

All references in this Announcement to any statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validly therefrom.